Form 10-K, Exhibit 13
period 1999-01-02
V I TECHNOLOGIES INC
filed 1999-04-02
CIK 1040017

                                                                    EXHIBIT 13.1


                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
V.I. Technologies, Inc.:

We have audited the accompanying balance sheets of V.I. Technologies, Inc. as of January 2, 1999 and December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of V.I. Technologies, Inc. as of January 2, 1999 and December 31, 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended January 2, 1999, in conformity with generally accepted accounting principles.

The Company changed from a calendar year to a 52-53 week fiscal year ending on the Saturday closest to December 31, beginning with the year ended January 2, 1999.


                                            KPMG LLP

Melville, New York
January 15, 1999

                            V.I. TECHNOLOGIES, INC.
                                 Balance Sheets



                                                                        January 2,              December 31,
                                                                           1999                    1997
                                                                      ---------------         -----------------
ASSETS
Current assets:
 Cash and cash equivalents.....................................         $ 35,264,447              $  5,250,019
 Trade receivables.............................................            3,966,758                 1,355,573
 Other receivables.............................................              593,982                   894,947
 Due from related parties, net.................................              313,216                        --
 Inventory.....................................................            2,512,213                   574,957
 Prepaid expenses and other current assets.....................              987,131                   320,815
                                                                        ------------              ------------
    Total current assets.......................................           43,637,747                 8,396,311
Property, plant and equipment, net.............................           30,820,902                29,049,897
Other assets, net..............................................              766,488                   720,593
                                                                        ------------              ------------
                                                                        $ 75,225,137              $ 38,166,801
                                                                        ============              ============

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Current portion of long-term debt.............................         $  2,687,500              $  2,687,500
 Current portion of capital lease obligations..................            1,272,357                   964,055
 Current portion of advances from customer.....................                   --                   337,500
 Accounts payable and accrued expenses.........................            6,575,396                 6,814,016
 Due to related parties, net...................................                   --                   367,763
                                                                        ------------              ------------
    Total current liabilities..................................           10,535,253                11,170,834
Long-term debt, less current portion...........................            5,375,000                 8,062,500
Capital lease obligations, less current portion................            3,323,874                 4,592,588
Advances from customer, less current portion...................            2,356,349                 2,662,500

Commitments and contingencies

Stockholders' equity:
 Preferred stock, par value $.01 per share; authorized
  1,000,000 shares; no shares issued and outstanding...........                   --                        --
 Common stock, par value $.01 per share; authorized
  29,000,000 shares; issued and outstanding 12,359,148 at
  January 2, 1999 and 7,852,723 at December 31, 1997...........              123,592                    78,527
 Additional paid-in-capital....................................           86,574,660                38,298,387
 Note receivable from stockholder..............................                   --                   (35,000)
 Accumulated deficit...........................................          (33,063,591)              (26,663,535)
                                                                        ------------              ------------
    Total stockholders' equity.................................           53,634,661                11,678,379
                                                                        ------------              ------------
                                                                        $ 75,225,137              $ 38,166,801
                                                                        ============              ============




    The accompanying notes are an integral part of the financial statements.

                            V.I. TECHNOLOGIES, INC.
                            Statements of Operations



                                                               Year ended
                                                                January 2,                  Years Ended December 31,
                                                                  1999                   1997                      1996
                                                               ------------          -------------             ------------

Revenues:
 Product sales.........................................        $ 33,755,499          $  15,843,046             $ 14,898,914
 Licensing fee.........................................                  --                     --                3,000,000
                                                               ------------          -------------             ------------
      Total revenues...................................          33,755,499             15,843,046               17,898,914

Costs and expenses, including related party amounts
 of $2,302,000, $784,000 and $817,000 during the
 year ended January 2, 1999 and December 31, 1997
 and 1996, respectively:
 Cost of sales.........................................          23,859,984             16,325,810               10,588,272
 Research and development, net.........................           7,506,895              5,912,233                4,366,989
 Selling, general and administrative expenses..........           6,950,983              4,352,731                2,477,405
 Special charge related to products....................                  --                     --                4,100,000
 Charge related to research collaboration..............           2,202,000                     --                       --
                                                               ------------          -------------             ------------
     Total operating costs and expenses................          40,519,864             26,590,774               21,532,666

Loss from operations...................................          (6,764,367)           (10,747,728)              (3,633,752)

Interest income........................................           1,217,363                366,167                  125,795
Interest expense.......................................          (1,496,703)            (1,318,084)                (617,228)
Discount on customer advance, net......................             643,651                     --                       --
                                                               ------------          -------------             ------------
     Total interest income (expense), net..............             364,311               (951,917)                (491,433)
                                                               ------------          -------------             ------------

Net loss...............................................         ($6,400,056)          ($11,699,645)             ($4,125,185)
                                                               ============          =============             ============

Basic and diluted net loss per share...................              ($0.61)                ($1.62)                  ($0.84)
                                                               ============          =============             ============

Weighted average common shares used in computing
 basic and diluted net loss per share:.................          10,453,652              7,240,923                4,897,271




    The accompanying notes are an integral part of the financial statements.

                            V.I. TECHNOLOGIES, INC.
                       Statements of Stockholders' Equity
           Years ended January 2, 1999 and December 31, 1997 and 1996


                                                                                          Note
                                                     Common Stock        Additional    Receivable
                                                 ---------------------    Paid-In         From       Accumulated    Stockholders'
                                                   Shares     Amount      Capital     Stockholder      Deficit          Equity
                                                 ----------  ---------  ------------  ------------  --------------  --------------

Balance at December 31, 1995...................   4,472,271   $ 44,722   $19,426,278     $     --    $(10,838,705)   $  8,632,295

Issuance of shares of common stock in
 connection with a loan agreement..............     129,964      1,300       361,950           --              --         363,250

Issuance of shares of common stock upon
 exercise of stock options and warrants........   1,440,072     14,401     4,010,599           --              --       4,025,000

Issuance of warrant to purchase 3,577
 shares of common stock in connection
 with a lease agreement........................          --         --        10,000           --              --          10,000

Net loss.......................................          --         --            --           --      (4,125,185)     (4,125,185)
                                                 ----------   --------   -----------  -----------   -------------    ------------
Balance at December 31, 1996...................   6,042,307     60,423    23,808,827           --     (14,963,890)      8,905,360

Issuance of shares of common stock in
 connection with a private placement,
 net of issuance costs of $859,000.............  1,797,894     17,979    14,073,435           --              --      14,091,414

Compensation expense in connection with
 issuance of stock options.....................          --         --       381,250           --              --         381,250

Issuance of shares of common stock upon
 exercise of stock options.....................      12,522        125        34,875      (35,000)             --              --

Net loss.......................................          --         --            --           --     (11,699,645)    (11,699,645)
                                                 ----------   --------   -----------  -----------   -------------    ------------
Balance at December 31, 1997...................   7,852,723     78,527    38,298,387      (35,000)    (26,663,535)     11,678,379

Issuance of shares of common stock in
 connection with Initial Public
 Offering, including exercise
 of underwriter's over-allotment
 option, net of issuance cost
 of $1,239,000.................................   3,325,000     33,250    35,835,068           --              --      35,868,318



Issuance of shares of common stock in
 connection with private placements............     925,070      9,251     8,990,749           --              --       9,000,000

Charge in connection with research
 collaboration.................................         --         --     2,202,000           --              --       2,202,000

Issuance of shares of common stock to New
 York Blood Center in satisfaction of
 obligation....................................      35,778        358       299,643           --              --         300,000

Compensation expense in connection with
 acceleration of option vesting................          --         --       289,452           --              --         289,452



Issuance of shares of common stock upon
 exercise of stock options.....................     220,577      2,206       659,362       35,000              --         696,568

Net loss.......................................          --         --            --           --    $ (6,400,056)   $ (6,400,056)
                                                 ----------   --------   -----------  -----------   -------------    ------------
Balance at January 2, 1999.....................  12,359,148   $123,592   $86,574,660     $     --    $(33,063,591)   $ 53,634,661
                                                 ==========   ========   ===========  ===========   =============    ============





    The accompanying notes are an integral part of the financial statements.

                            V. I. TECHNOLOGIES, INC.
                            Statements of Cash Flows


                                                           Year ended
                                                            January 2,                 Years Ended December 31,
                                                              1999                   1997                   1996
                                                           ------------          -------------          ------------

Cash flows from operating activities:
 Net loss............................................      ($ 6,400,056)         ($11,699,645)          ($4,125,185)
 Adjustments to reconcile net loss to net cash
 (used in) provided by operating activities:
   Depreciation and amortization.....................         3,408,886             2,985,572             2,308,964
   Processing reserve................................                --                    --             4,100,000
   Debt refinancing costs............................                --               190,385                    --
   Compensation expense in connection with
    stock options....................................           289,452               381,250                    --
   Charge related to research collaboration..........         2,202,000                    --                    --
   Discount on customer advance......................          (643,651)                   --                    --
  Changes in operating accounts:
   Trade receivables.................................        (2,611,185)             (106,446)             (811,463)
   Other receivables.................................           300,965             1,072,766            (1,736,234)
   Inventory.........................................        (1,937,256)             (133,470)              117,047
   Prepaid expenses and other current assets.........          (886,236)              147,855              (246,926)
   Accounts payable and accrued expenses.............            61,373            (2,910,566)            1,463,268
   Due to related parties, net.......................          (680,979)              365,595               (75,737)
                                                          -------------         -------------          ------------
Net cash (used in) provided by operating activities..        (6,896,687)           (9,706,704)              993,734
                                                          -------------         -------------          ------------

Cash flows from investing activities:
 Additions to property, plant and equipment..........        (5,005,863)           (3,858,031)           (9,402,114)
 Other investing activities..........................                --              (124,589)             (277,032)
                                                          -------------         -------------          ------------
Net cash used in investing activities................        (5,005,863)           (3,982,620)           (9,679,146)
                                                          -------------         -------------          ------------

Cash flows from financing activities:
 Proceeds from issuance of common stock, net of
  issuance costs.....................................        45,564,890            14,091,414             4,025,000
 Proceeds from issuance of long-term debt............                --            10,750,000             5,000,000
 Proceeds from issuance of notes payable.............                --             1,472,797             2,847,167
 Advances from customer..............................                --             1,000,000             1,012,000
 Principal repayment of long-term debt...............        (2,687,500)          (12,500,000)           (2,500,000)
 Principal repayment of capital lease obligations....          (960,412)             (627,231)                   --
 Principal repayment of note payable.................                --                    --              (256,000)
                                                          -------------         -------------          ------------
Net cash provided by financing activities............        41,916,978            14,186,980            10,128,167
                                                          -------------         -------------          ------------
Net increase in cash and cash equivalents............        30,014,428               497,656             1,442,755

Cash and cash equivalents, beginning of year.........         5,250,019             4,752,363             3,309,608
                                                          -------------         -------------          ------------

Cash and cash equivalents, end of year...............     $  35,264,447         $   5,250,019          $  4,752,363
                                                          =============         =============          ============




    The accompanying notes are an integral part of the financial statements.

                            V.I. TECHNOLOGIES, INC.
                         Notes to Financial Statements
                                January 2, 1999


1. Organization and Business Overview

V.I. Technologies, Inc. (VITEX or the Company) is a leading developer of a broad portfolio of blood products and systems which use its proprietary viral inactivation technologies. The Company's technologies are intended to reduce the risks of viral contamination in blood products, including plasma, plasma derivatives and red blood cells.

The Company's predecessor, Melville Biologics, Inc., was formed more than 15 years ago by New York Blood Center, Inc. (NYBC), a world leader in research and development in the fields of hematology and transfusion medicine, to process plasma fractions and derivatives, and to facilitate its research efforts. Effective January 1, 1995, pursuant to a transfer agreement between the Company and the NYBC, the NYBC transferred to the Company substantially all of the assets of the predecessor Company, including a cGMP manufacturing facility used primarily to produce plasma fractions and related operating and product licenses and certain other specified tangible and intangible assets, as well as various contracts and the assumption of certain obligations of the NYBC related to such assets and contracts. As a result of its spin-off from the NYBC, the Company became the licensee of a substantial portfolio of patents and patent applications held by the NYBC, including those related to the use of the SD viral inactivation technology. In exchange for these net assets, the NYBC received all of the issued and outstanding Common Stock of the Company.

Reverse Stock Split

In anticipation of the Company's initial public offering (IPO) which is further described in note 8, effective February 23, 1998, the Board of Directors authorized and the stockholders approved a 1-for-2.795 reverse split of the Company's common stock. All share and per share amounts have been restated to reflect the reverse stock split.

Change of Fiscal Year-End

On August 10, 1998, the Company changed from a calendar year to a 52-53 week fiscal year ending on the Saturday closest to December 31, beginning with the fiscal year ending January 2, 1999.


2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of money market funds invested in portfolios of investment grade corporate and U.S. government obligations and are carried at cost which approximates market value.

Inventory

Costs incurred in connection with plasma fractionation processing and the production of PLAS+SD are included in inventory and expensed upon recognition of related revenues. Such costs include direct labor and processing overheads. The processed plasma is supplied and owned by the Company's customers and, as such, is not included in inventory. Inventory is stated at the lower of cost, as determined using the average cost method, or net realizable value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the respective assets, which approximates seven to 25 years for building and manufacturing equipment, and three to five years for all other tangible assets. During the fourth quarter of the year ended January 2, 1999, the Company extended the estimated useful life of its manufacturing facility located in Melville, New York, based on a re-assessment of the building's utility, in conjunction with ongoing facility renovation and expansion to accommodate additional products and capacity. The useful life of the building, which the Company had previously been depreciating over 10 years, was increased to a remaining life of 25 years. The effect of this change was to reduce depreciation expense and net loss during the year ended January 2, 1999 by $194,000 or $0.02 per share.

Revenue Recognition

Revenue from plasma fractionation processing and the production of PLAS+SD is recognized in the period in which the related services have been rendered and upon satisfaction of certain quality control requirements. Revenue recognized in the accompanying statements of operations is not subject to repayment or future performance obligations.

The Company's plasma fractionation processing revenues are principally derived from Bayer, while PLAS+SD is sold to the Red Cross for subsequent distribution to hospitals and other medical facilities. Revenue derived from sale of product to Bayer and the Red Cross amounted to approximately 43% and 48%, respectively, of total revenue during the year ended January 2, 1999. At January 2, 1999, amounts owed from Bayer and the Red Cross amounted to 57% and 37%, respectively, of net trade receivables. The Company does not require collateral or other security to ensure collection.

Research and Development

All research and development costs are charged to operations as incurred. Research and development is recorded net of collaborator reimbursement, which amounted to $2.3 million, $1.2 million, and $1 million during the years ended January 2, 1999 and December 31, 1997 and 1996, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the amounts of existing assets and liabilities carried on the financial statements and their respective tax bases and the benefits arising from the realization of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share is the same as basic net loss per share since the inclusion of potential common stock equivalents (stock options and warrants) in the computation would be anti-dilutive.

Fair Value of Financial Instruments

The fair value of the Company's capital lease obligations are estimated using discounted cash flow analyses, based upon the Company's estimated current incremental borrowing rate for similar types of securities. For all other financial instruments, the carrying value approximates fair value due to the short maturity or variable interest rate applicable to such instrument (see note
7).

Reclassifications

Certain amounts contained in prior year financial statements have been reclassified to conform with current year's presentation.

3. Inventory

  Inventory consists of the following components:

                                                          January 2,    December 31,
                                                             1999           1997
                                                             ----           ----

  Work-in-process...................................        $1,382,000       $211,000
  Supplies..........................................         1,130,000        364,000
                                                            ----------       --------
                                                            $2,512,000       $575,000
                                                            ==========       ========


4. Property, Plant and Equipment

Property, plant and equipment consists of the following components:

                                                          January 2,       December 31,
                                                             1999              1997
                                                             ----              ----

  Land...............................................      $   638,000       $   638,000
  Building and related improvements..................       22,135,000        21,573,000
  Manufacturing and laboratory equipment.............       13,911,000        12,898,000
  Office furniture and equipment.....................        1,242,000           581,000
  Construction in progress...........................        2,769,000                --
                                                           -----------       -----------
                                                            40,695,000        35,690,000
  Accumulated depreciation and amortization..........       (9,874,000)       (6,640,000)
                                                           -----------       -----------
                                                           $30,821,000       $29,050,000
                                                           ===========       ===========

Interest capitalized in connection with construction activities totaled $370,000 and $306,000 in 1997 and 1996, respectively. No amounts were capitalized during the year ended January 2, 1999.

The cost of manufacturing equipment held under a capital lease (see note 7) amounted to $6,184,000 at January 2, 1999 and December 31, 1997, and accumulated depreciation relating to such equipment amounted to $618,000 at January 2, 1999 and $206,000 at December 31, 1997.


5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following components:

                                                                             January 2,     December 31,
                                                                                1999            1997
                                                                                ----            ----

  Trade accounts payable..........................................             $1,701,000       $2,503,000
  Accrued pooling and transportation fees.........................                544,000               --
  Refunds due to customer.........................................                444,000               --
  Amounts payable to Bayer Corporation (see note 7)...............                     --        3,075,000
  Accrued marketing...............................................                195,000               --
  Accrued employee compensation...................................              1,681,000          788,000
  Accrued operating taxes.........................................                726,000               --
  Other...........................................................              1,284,000          448,000
                                                                               ----------       ----------
                                                                               $6,575,000       $6,814,000
                                                                               ==========       ==========


6. Long-Term Debt

On December 22, 1997, the Company entered into a credit agreement (the "Credit Agreement") with a bank providing for a term loan in the principal amount of $10,750,000 (the "New Term Loan"). The proceeds under the New Term Loan were used to repay the outstanding balance of existing term loans aggregating $10,500,000 previously provided by other banks, and related expenses associated with executing the New Term Loan. The New Term Loan bears interest at the Company's option at either LIBOR plus 2.75% to 1.75% or the base rate of the bank, as defined, plus margins of up to 0.5%, as determined based on defined earnings ratios. As of January 2, 1999, the Company was using one-month LIBOR (5.1%) plus 2.75%. Under the New Term Loan, interest is payable monthly and the principal balance is payable in sixteen equal consecutive quarterly installments of $671,875 commencing March 31, 1998 and continuing until maturity on December 31, 2001. Amounts outstanding under the Term Loan were $8,062,000 at January 2, 1999 and $10,750,000 at December 31, 1997. The Credit Agreement contains default provisions, including financial covenants which provide restrictions on capital investments and the payment of cash dividends and, among other things, requires the Company to maintain minimum cash balances of $2,000,000 and leverage and coverage ratios, as defined. The Company is in compliance with these covenants.

Under the New Term Loan, the Company granted the bank a mortgage upon, and security interest in, substantially all of the property owned by the Company, including the real property, building and fixtures, equipment, inventory, accounts receivable, cash and certain intangible assets, subject to Bayer's security interest in the Bayer Collateral (see note 11) and the security interests of a third party under a Master Equipment Lease Agreement (see note
7).


7. Capital Lease Obligation

On April 8, 1996, the Company entered into a Master Equipment Lease Agreement ("the Master Lease") under which the Company borrowed $6,200,000 to be used for leasing production equipment. The Master Lease contains escalating monthly lease payments over a five-year period. The Master Lease also contains an early purchase option and an option to purchase the equipment at 15.0% of the equipment cost at the end of the lease term. The effective interest rate is approximately 16.2% per annum.

Future minimum payments under the capital lease obligation is as follows:

   1999.....................................................   $1,762,000
   2000.....................................................    1,807,000
   2001.....................................................    1,613,000
   2002.....................................................      359,000
                                                               ----------
   Total minimum lease payments.............................    5,541,000
   Less amounts representing interest.......................     (945,000)
                                                               ----------
   Present value of minimum lease payments..................    4,596,000
   Less current maturities..................................    1,272,000
                                                               ----------
   Long-term portion........................................   $3,324,000
                                                               ==========

The fair value of the Company's capital lease obligation was approximately $4,983,000 at January 2, 1999.


8. Stockholders' Equity

Common Stock

Pursuant to the Transfer Agreement between the Company and the NYBC (see note
1), the Company issued to the NYBC 35 shares of no par value common stock, representing all shares of common stock then issued and outstanding. On October 26, 1995, these shares were exchanged for 35 shares of common stock, $0.01 par value.

On October 26, 1995, the Board of Directors approved a dividend of 26,833 shares to be paid on each share of common stock then outstanding. Further, a Warrant to purchase 715,563 shares of common stock at an exercise price of $2.80 per share was issued to the NYBC in connection with the Company's recapitalization. This warrant was exercised by the NYBC in September 1996.

Also on October 26, 1995, the Company completed a $5,000,000 private placement of 1,788,909 shares of common stock, par value $0.01 per share, to Ampersand. Both the NYBC and Ampersand have certain registration rights as defined in the Common Stock Purchase Agreement. In connection with the private placement, Ampersand also received a Warrant to purchase an additional 715,563 shares of common stock at $2.80 per share which it exercised in September 1996.

On June 21, 1996, in connection with a term loan facility in which the Company borrowed $5,000,000 from a bank, Ampersand was issued 126,387 shares of common stock, par value $0.01 per share, as consideration for providing a Letter of Credit, and an affiliate of the bank was issued 3,577 shares of common stock, par value $0.01 per share, as part of an up front fee for providing the loan. The fair market value of these equity instruments was estimated at $2.80 per share and amortized on a straight-line basis over the term of the related term loan facility.

On April 29, 1997, the Company completed a $14,950,000 private placement of 1,797,894 shares of common stock, par value $0.01 per share, to CBC, less issuance costs of $858,586. In addition, the Company issued a contingent stock purchase warrant exercisable into 1% of the Company's fully diluted shares for every $1,000,000 in subsequent private equity capital raised, after giving effect to such financing, subject to a cap of 5% of the fully diluted equity of the Company. This warrant expired upon consummation of the IPO. The Company issued a warrant to purchase 32,361 shares of common stock to the private placement agent with an estimated fair market value of $270,000. This warrant was exercised upon consummation of the IPO.

In October 1997, the NYBC and the Company agreed to amend a license agreement whereby the NYBC would receive common stock of the Company in lieu of cash payable to the NYBC in connection with certain royalty payments due under the license agreement totaling $300,000 (see note 12). The amendment was approved by the Company's Board of Directors in January 1998, and pursuant to a Stock Purchase Agreement dated January 23, 1998, the Company issued 35,778 shares of common stock, par value $0.01 per share to the NYBC.

On June 15, 1998, the Company completed an initial public offering (IPO) of 3,000,000 shares of the Company's common stock, par value $0.01 per share, at $12.00 per share, raising gross proceeds of $36,000,000 before underwriter's commissions and expenses. On July 10, 1998, the underwriters of the IPO partially exercised their over-allotment option for an additional 325,000 shares priced at $12.00 per share, raising additional gross proceeds of $3,900,000 before underwriters' commissions and expenses. In conjunction with the collaboration agreement between the Company and Pall, during 1998, Pall acquired $9 million of the Company's common stock in two private placements, the second of which closed contemporaneously with, and at the same price, terms and conditions as the IPO. The Company is required to reserve 2,504,472 shares of common stock in connection with future sales under the Pall collaboration agreement (see note 11). The net proceeds received by the Company have been and will be used to fund costs associated with the marketing and distribution of PLAS+SD, clinical trials, research and development, working capital, and capital investments, including the expansion of the manufacturing facility and other corporate purposes.

Preferred Stock

The Company's Certificate of Incorporation was restated during 1998 to increase the number of shares of preferred stock authorized from 500 shares to 1,000,000 shares. The preferred stock may be issued from time to time in one or more series, with such designations, rights and preferences as shall be determined by the Board of Directors. No preferred stock was outstanding as of January 2, 1999.


9. Stock Plans

Employee Stock Purchase Plan

In February 1998, the Company adopted its 1998 Employee Stock Purchase Plan (the 1998 Purchase Plan) under which employees may purchase shares of common stock at a discount from fair market value. The 1998 Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Rights to purchase common stock under the 1998 Purchase Plan are granted at the discretion of the Compensation Committee of the Board of Directors, which determines the frequency and duration of individual offerings under the 1998 Purchase Plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of common stock to the purchaser under the 1998 Purchase Plan is 85% of the lesser of the Company's common stock fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or both. The 1998 Purchase Plan terminates in February 2008. There are 89,445 shares of common stock reserved for issuance under the 1998 Purchase Plan, of which 9,184 shares of common stock were issued during the year ended January 2, 1999.

Director Stock Option Plan

In February 1998, the Company adopted and the Board of Directors and the stockholders of the Company approved the 1998 Director Stock Option Plan (the 1998 Director Plan). All of the Directors who are not employees of the Company (the Eligible Directors) are currently eligible to participate in the 1998 Director Plan. Each non-employee who is initially elected to the Company's Board of Directors shall, upon his initial election by the Company's stockholders, automatically be entitled to an option to purchase 15,000 shares of common stock. In addition, each Eligible Director will be entitled to receive an annual option to purchase 2,000 shares of common stock. During the year of plan adoption, each of the Company's existing directors, as permitted by his affiliate or employer, was granted an option to purchase 17,000 shares of common stock. Directors who were prohibited by their employer from receiving stock options from the Company were compensated through alternative arrangements.

The options vest over a four-year period with 25% of the grant vesting after six months, and 25% vesting at the end of the second, third and fourth year thereafter, provided that the optionholder is still a Director of the Company at the opening of business on such date. The 1998 Director Plan has a term of ten years. The exercise price for the Options is equal to the last sale price for the common stock on the business day immediately preceding the date of grant. The exercise price may be paid in cash or shares. The Director Plan provides for the grant of up to 89,445 options (4,445 options available for future grants as of January 2, 1999) to purchase shares of common stock of the Company. In February 1999, the Company approved an increase in the maximum number of options which may be granted under the Director Plan to 150,000. Such increase is subject to stockholder approval.

Equity Incentive Plan

The Company's 1995 Equity Incentive Plan was originally adopted in October 1995 and was amended and restated in February 1998, as the 1998 Equity Incentive Plan (the 1998 Equity Plan). The amendment in February 1998 increased the shares of common stock reserved from 1,788,908 to 2,146,690 (201,672 options available for future grants as of January 2, 1999). The 1998 Equity Plan permits the granting of both incentive stock options and nonstatutory stock options. The option price of the shares for incentive stock options cannot be less than the fair market value of such stock at the date of grant. Options are exercisable over a period determined by the Board of Directors, but not longer than ten years after the grant date. All stock options issued to-date have been granted at the fair market value of the stock on the respective grant dates.

Stock Based Compensation Plans

The Company continues to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) and related interpretations when accounting for its stock-based compensation plans. Under APB 25, because the exercise price of the Company's employee stock options is set equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net loss and net loss per share for each of the years in the three year period ended January 2, 1999 was determined as if the Company had accounted for its stock options using the fair value method estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: volatility of 67% during the year ended January 2, 1999 and no volatility during 1997 and 1996; expected dividend yield of 0%; risk-free interest rate of 6.0% during the years ended January 2, 1999 and December 31, 1997 and 5.5% during the year ended December 31, 1996; and an expected life of five years during the year ended January 2, 1999 and ten years during the years ended December 31, 1997 and 1996.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:


                                            Year ended            Years ended December 31,
                                            January 2,            ------------------------
                                               1999               1997                1996
                                               ----               ----                ----
Net loss:
 As reported..............................   ($6,400,000)       ($11,700,000)         ($4,125,185)
 Pro forma................................   ($7,408,000)       ($11,975,000)         ($4,265,743)
Basic and diluted net loss per share:
 As reported..............................        ($0.61)             ($1.62)              ($0.84)
 Pro forma................................        ($0.71)             ($1.65)              ($0.87)

Information as to options for shares of common stock granted as December 31, 1996 and 1997 and January 2, 1999 is as follows:

                                                                        Years ended December 31,
                                          Year ended January 2,         ------------------------
                                                1999                 1997                     1996
                                                ----                 ----                     ----
                                                    Weighted-              Weighted-            Weighted-
                                                     average                average              average
                                                    exercise               exercise             exercise
                                         Options      price     Options      price    Options     price
                                         -------    ---------   -------    ---------  --------  ---------
Outstanding, beginning of year...       1,373,300      $ 5.05    812,880       $2.80  677,280       $2.80
Granted..........................         642,344       10.09    678,487        7.85  165,832        2.80
Exercised........................        (220,577)       2.80    (12,522)       2.80   (8,944)       2.80
Forfeited........................         (92,092)       9.40   (105,545)       7.01  (21,288)       2.80
                                        ---------              ---------              -------
Outstanding, end of year.........       1,702,975        7.15  1,373,300        5.05  812,880        2.80
                                        =========              =========              =======
Exercisable at end of year.......         484,398        4.33    385,957        2.82  164,713        2.80
                                        =========              =========              =======

Weighted average fair value of
 options granted during the year                       $ 6.16                  $3.94                $1.12

The following table summarizes the information on stock options outstanding at January 2, 1999:

                                                   Options Outstanding                          Options Exercisable
                                                   -------------------                          -------------------
                                                        Weighted-
                                                         average           Weighted-                         Weighted-
Range of                                                remaining           average                           average
exercise                              Number           contractual         exercise          Number           exercise
prices                              outstanding           life               price         Exercisable         price
--------------------------------------------------------------------------------------------------------------------------
$2.80 - $2.80                             519,929                  7.3           $ 2.80          334,284             $2.80
$3.88 - $3.88                             125,173                  9.8             3.88                -                 -
$8.39 - $8.39                             583,002                  8.7             8.39          150,114              8.39
$9.19 - $9.19                              10,000                  9.8             9.19                -                 -
$11.18  $11.18                            306,947                  9.2            11.18                -                 -
$11.63 - $11.63                           141,499                  9.4            11.63                -                 -
$17.58 - $17.58                            15,216                  9.6            17.58                -                 -
                                        ---------                                                -------

                                        1,702,975                                                484,398
                                        =========                                                =======


10. Income Taxes

The Company's deferred tax assets were as follows at:

                                                      January 2,           December 31,
                                                         1999                  1997
                                                         ----                  ----
  Deferred tax assets:
    Net operating loss carryforward..............    $ 12,334,000         $  6,474,000
    Start-up expenditures........................       1,490,000            2,125,000
    Depreciation and amortization................         305,000            1,603,000
    Replacement cost of plasma...................              --            1,261,000
    Other, net...................................       1,312,000            1,495,000
                                                     ------------         ------------
       Total.....................................      15,441,000           12,958,000
  Valuation allowance............................     (15,441,000)         (12,958,000)
                                                     ------------         ------------
  Net deferred taxes.............................    $         --         $         --
                                                     ============         ============

At January 2, 1999 and December 31, 1997, a valuation allowance has been applied to offset the respective deferred tax assets in recognition of the uncertainty that such tax benefits will be realized. The valuation allowance increased by $2,500,000 during the year ended January 2, 1999 and $5,200,000 and $1,800,000 during the years ended December 31, 1997 and 1996, respectively.

At January 2, 1999, the Company has available net operating loss carryforwards for federal and state income tax reporting purposes of approximately $27,900,000, and has available research and development credit carryforwards for federal income tax reporting purposes of approximately $445,000, which are available to offset future taxable income, if any. These carryforwards expire beginning in 2010. The Company experienced a change in ownership during July 1998, which resulted in approximately $22,800,000 of the Federal net operating loss being subject to an annual limitation of approximately $7,400,000.


11. Collaborations

Bayer. On February 7, 1995, the Company entered into an Agreement for Custom Processing (the Processing Agreement) with Bayer, a world leader in the manufacturing and marketing of plasma products, whereby the Company fractionates plasma for Bayer in return for a contracted fee. Under the Processing Agreement, as amended in January 1996, December 1997 and December 1998, Bayer contracted for an initial term through December 31, 2001 at minimum production volumes, as defined. Bayer has two one-year options to extend the term under essentially the same terms and conditions. The Processing Agreement provides for annual price increases based on increases in the consumer price index.

The Processing Agreement contains defined default provisions and, in the case of a continuing event of default, Bayer may: (i) terminate the Processing Agreement; (ii) suspend its obligations under the Processing Agreement; or (iii) take over the operation of fractionating its plasma. In the event of such a takeover, Bayer continues to be responsible for payment to the Company at the Base Processing Fee in effect for all volumes of plasma actually processed, subject to the requirement that Bayer use its best efforts to achieve the minimum production volumes specified in the Processing Agreement, deducting therefrom all reasonable expenses paid related to the processing operation. The Company is currently in compliance with its obligations under the Processing Agreement.

The Company and Bayer executed, concurrently with the execution of the Processing Agreement, a Reimbursement and Security Agreement, a Mortgage, a Lease Agreement and a Sublease Agreement (Reimbursement Agreement), which was subsequently superseded by a Security Agreement (Security Agreement) upon the Company's refinancing of its long-term debt on December 22, 1997 (see note 6). The agreements secure certain obligations of the Company to Bayer, including Bayer's march-in rights relating to the Processing Agreement, a priority security interest in all of the equipment and other personal property owned by the Company involved in the Company's plasma fractionation operation, and a subordinated security interest in the Company's real property, building, fixtures and equipment.

On July 17, 1998, the Company repaid, in full, amounts owed to Bayer under the settlement agreement between the Company and Bayer, whereby the Company agreed to pay damages of $4.1 million to compensate Bayer for its loss of plasma caused by an equipment malfunction which occurred in 1996, while the Company was processing plasma for Bayer. Amounts payable under the settlement agreement were $1,937,000 at July 17, 1998 and $3,075,000 at December 31, 1997, respectively, and carried interest at a rate of prime plus 3% at the time the amount was repaid. The Company has commenced a legal proceeding to recover these and related costs from its insurer (see note 15).

American National Red Cross. In December, 1997, the Company entered into a Supply, Manufacturing, and Distribution Agreement (Red Cross Agreement) with the American National Red Cross (Red Cross) over a term of 57 months for the Red Cross to become the exclusive distributor of the Company's virally inactivated transfusion plasma product, PLAS+SD. Under the agreement, the Red Cross, which is the largest supplier of transfusion plasma to hospitals in the United States, providing approximately 45% of the transfusion plasma used annually, is required to purchase stated minimum quantities of PLAS+SD to maintain its exclusive rights. Once the Red Cross places its annual purchase order with the Company, it is obligated to supply the Company with a sufficient quantity of plasma to enable the Company to fulfill such order. The Red Cross must pay for the amount of PLAS+SD specified in the purchase order even if it is unable to supply sufficient quantities of plasma. The Red Cross must purchase all of its virally inactivated plasma from the Company unless an FDA approved product has been independently shown to be safer than the PLAS+SD. The Company, in turn, is obligated to offer any excess capacity that it has to produce PLAS+SD above the stated minimum purchase requirements to the Red Cross before selling PLAS+SD to any other party. Effective October 1, 1998, the Red Cross Agreement was amended to, among other things, reduce the Red Cross's minimum annual purchase order commitment required to maintain its exclusive marketing and distribution rights, provide for higher prices during periods of lower volume purchases, and commit increased marketing spending by both the Company and the Red Cross. Under the amended agreement, the Red Cross is required to pay to the Company a fixed price per unit of PLAS+SD, plus a royalty which is initially fixed. Beyond a specified volume, the royalty becomes variable, based on equal sharing of the amount by which the average selling price of the Red Cross exceeds a stated amount. The Company has granted to the Red Cross a right of first refusal for exclusive distribution rights to any subsequent generation of virally inactivated transfusion plasma that is developed during the term of the agreement. The Company and the Red Cross have each committed to spend minimum amounts for marketing PLAS+SD during the two year period ending September 30, 2000. The Company's spending commitment is expected to be satisfied, to a large extent, by the cost of its sales force. Additionally, a joint marketing committee will coordinate all marketing activities for PLAS+SD. The exclusive distribution agreement between the Company and the Red Cross provides that the Red Cross will use its best efforts to insure universal availability of the Company's virally inactivated plasma products to all potential customers, including both Red Cross blood centers and non-Red Cross blood centers.

Under a previous collaboration agreement, the Red Cross had made a total of $3.0 million non-interest bearing, unsecured advances to the Company's predecessor to be used to fund improvements to the its manufacturing facility. Under this previous agreement, the loan amortized at the rate of 15% per year following receipt of marketing approval of PLAS+SD with a balloon payment due in year five. In conjunction with the amended agreement, the repayment schedule was modified to reflect repayment of 30% of the loan balance on the second anniversary date of the approval of the PLAS+SD PLA and 15% of the balance on each of the following two years, with the balance of the loan payable on the fifth anniversary of the PLAS+SD PLA. Upon finalization of the repayment terms, the Company discounted the advance to its net present value using an interest rate of 7.75%, resulting in a gain of $644,000. Such gain is included in the accompanying statement of operations for the year ended January 2, 1999. Each of the Company and Red Cross has the right to terminate the agreement upon written notice in certain circumstances, including failure to achieve minimum end-user sales or a material breach of the agreement which is not cured by the other party.

United States Surgical Corporation. In September 1996, as amended in October 1996, the Company entered into an Exclusive Distribution Agreement with United States Surgical Corporation ("U.S. Surgical") regarding the Company's fibrin sealant for a period of 15 years. U.S. Surgical is primarily engaged in the development, manufacture and commercialization of surgical wound products for hospitals throughout the world. In connection with entering into the agreement, U.S. Surgical paid a $3,000,000 up front fee to the Company. U.S. Surgical has agreed to fully fund all direct clinical and regulatory costs associated with the development and regulatory approval of the Company's fibrin sealant. In addition, U.S. Surgical has agreed, subject to termination upon notice, to pay a substantial portion of agreed upon research and development costs for improvements or, in return for exclusive rights, enhancements to the Company's fibrin sealant. Pursuant to this agreement, the Company granted U.S. Surgical the mutually exclusive worldwide right, until October 2011, to seek, in its own name as permitted by law, necessary government approvals for and to use, market, distribute and sell fibrin sealants, and any improvements thereto. U.S. Surgical must achieve certain minimum product sales to maintain its exclusive rights under the agreement. In accordance with the agreement, the Company has agreed to supply U.S. Surgical's forecasted demand for the products and if it is unable to supply such forecasted demand, plus an excess of up to 25% over such forecasted demand, U.S. Surgical has an option to make arrangements to have the excess demand for such products produced by third-party manufacturers until the later of one year or the Company's supply of such demand. Either the Company or U.S. Surgical may terminate the agreement upon written notice in certain circumstances, including a breach of the agreement, or for any reason upon nine months' notice to the Company.

Pall. On February 19, 1998, the Company and Pall entered into a series of agreements (the Pall Agreements) providing for, among other things, a collaboration on the development and marketing of systems employing the Company's Light Activated Compounds and Quencher viral inactivation technologies for red blood cell and platelet concentrates. Pall is a leading manufacturer and supplier of filtration products, including those relating to the collection, preservation, processing, manipulation, storage and treatment of blood and blood products. Under the Pall Agreements, Pall receives exclusive worldwide distribution rights to all the Company's systems incorporating viral inactivation technology for red blood cells and platelets. The parties have also agreed to share research, development, clinical and regulatory responsibilities and will equally share profits and joint expenses from operations after each party is reimbursed for its cost of goods. Upon execution of the Pall Agreements, Pall made a $4,000,000 equity investment representing 477,042 shares at $8.39 per share. Pursuant to the terms of the Pall Agreements, Pall also acquired $5,000,000 of the Company's Common Stock in a private placement, which closed contemporaneously with, and at the same price, terms, and conditions as the IPO. In addition, the Pall Agreements provide that Pall will purchase up to $17,000,000 worth of the Company's common stock in installments tied to the achievement of specified development milestones. Such equity investments by Pall will be made at the prevailing market price per share. Certain of the Pall Agreements may be terminated in certain circumstances including an event of default by either party which, in the case of the Company, includes the termination of the Company's current Chief Scientific Officer. During the year ended January 2, 1999, the Company recorded a one-time charge to operations and an increase to stockholder's equity of $ 2.2 million representing the difference between the purchase price paid by Pall and the estimated fair value of the common stock on the date of purchase.


12. Related-Party Transactions

License Agreements

The Company has entered into various license agreements with the NYBC. Under these agreements, the Company has been granted exclusive and non-exclusive worldwide licenses under the NYBC patents relating to viral inactivation and other technologies. The Company also has rights of first negotiation for the license to any NYBC improvements not otherwise exclusively licensed in the field of viral inactivation for use with certain products, as defined.

Under the license agreements, the Company is required to pay royalties to the NYBC on the Company's revenues derived from the use of these licenses, as defined. The Company is required to pay aggregate minimum royalties to maintain its exclusive licenses of $1,500,000 in fiscal 1999, $2,200,000 in fiscal 2000, $2,400,000 in fiscal 2001 and $2,800,000 in each year thereafter. Royalty and milestone payments in the amount of $1,037,000 were payable to the NYBC during the year ended January 2, 1999, while $600,000 was payable to the NYBC in 1997, of which $300,000 was paid in cash and the balance paid pursuant to a Stock Purchase Agreement, whereby the Company issued 35,778 shares of common stock to the NYBC (see note 8). The Company also is required to meet certain research and development milestones, as defined, to maintain its exclusive licenses. Further, the Company is required to spend a minimum annual amounts towards the further development, evaluation and registration of products, as defined. If minimum royalties are not paid or if any milestone is not met, as defined for a given country, the NYBC may terminate the license for that country and may terminate other such licenses if the licenses in all covered countries have been individually terminated.

The NYBC may terminate any license by reasonable notice if the Company fails to cure a breach, conform to government regulations, or sell products within a specified number of years, as defined. Upon termination, all rights revert to the NYBC. The Company is currently in compliance with all such obligations and covenants.

Other Services

The Company leased, through November 30, 1996, approximately 6,000 square feet of laboratory space from NYBC. Rental payments made to the NYBC were $532,000 in 1996. In November 1996, the Company moved its research and development laboratories to another location in New York City (see note 15).

The NYBC sponsors certain scientific research at the Company. NYBC payments of $96,000, $104,000 and $705,000 for the years ended January 2, 1999 and December 31, 1997 and 1996, respectively, have been netted against research and development expenses in the accompanying statements of operations.

Ampersand has provided certain management advisory services to the Company, including the provision of an interim Chief Executive Officer. Amounts payable to Ampersand for such services totaled $156,000 and $134,000 during the years ended January 2, 1999 and December 31, 1997, respectively.

During the year ending January 2, 1999, the Company had purchased approximately $1,076,000 of production related materials and supplies from Pall.

13. Supplemental Disclosure of Cash Flow Information

Information on cash paid for interest and non-cash investing and financing activities are as follows:


                                                                       Year Ended     Years Ended December 31,
                                                                       January 2,     ------------------------
                                                                          1999           1997           1996
                                                                          ----           ----           ----

 Cash paid during the year for interest.............................    $1,560,000      $1,511,000     $  924,000

 Non-cash investing and financing activities:
  Note receivable from stockholder..................................            --          35,000             --

  Conversion of notes payable to capital lease obligations..........            --       2,847,000      1,864,000

  Debt financing costs included in accounts
    payable and accrued expenses....................................            --         170,000             --

  Reimbursable construction costs included
    in other receivables and accounts
    payable and accrued expenses....................................            --              --        231,000

  Capital improvements and equipment costs
    included in property, plant and equipment and
    accounts payable and accrued expenses...........................       410,000          47,000        425,000

  Issuance of common stock to New York
    Blood Center in satisfaction of obligation......................    $  300,000      $       --     $       --



14. Profit Sharing 401(k) Plan

Effective January 1, 1995, the Company established a 401(k) Profit Sharing Plan (the "401(k) Plan") which covers substantially all employees. All eligible employees may elect to contribute a portion of their wages to the 401(k) Plan, subject to certain limitations. No employer contributions were made during the years ended January 2, 1999 or December 31, 1997 and 1996.


15. Commitments and Contingencies

Lease Commitments

Future minimum lease payments under operating leases at January 2, 1999 are as follows:

   1999 .........................................................  $570,000
   2000 .........................................................   584,000
   2001 .........................................................   590,000
   2002 .........................................................   160,000
   2003 .........................................................   125,000

Rent expense was approximately $444,000, $415,000 and $107,000 during the years ended January 2, 1999 and December 31, 1997 and 1996, respectively.

Supply Commitments

At January 2, 1999, the Company had entered into certain raw material supply agreements for initial terms extending through the end of fiscal 1999. Under the agreements, the Company is obligated to purchase minimum quantities at pricing levels, as defined, totaling $780,000 over the term of the agreements. The party to one of the supply agreements is an affiliate of Pall (see note 11).

Litigation

The Company is aware that in the course of ongoing litigation between the NYBC and a third party, the third party has asserted claims against NYBC based on breach of a contract that was executed in 1988 by those parties and rights under which were assigned to the Company in 1995. The third party has claimed that it is entitled to payments from the NYBC based on improvements in albumin throughput yields attributable to certain filtration technology licensed to the NYBC by the third party. The Company understands that the NYBC believes it has meritorious defenses against this third party's claims and, in any event, as part of the assignment of NYBC's rights under the disputed contract by the NYBC to the Company, the Company assumed no responsibility for pre-existing contract liabilities. However, there can be no assurance that the third party will not assert claims against the Company under that contract which are similar in nature to the claims being asserted against the NYBC. No such claims have been asserted to date. The Company believes that it would have meritorious defenses against any such claims.

On March 23, 1998, the Company received a Civil Investigative Demand (CID) from the Antitrust Division of the U.S. Department of Justice (the Justice Department) as part of the Justice Department's investigation into possible antitrust violations in the sale, marketing and distribution of blood products. A CID is a formal request for information and a customary initial step of any Justice Department investigation. The Justice Department is permitted to issue a CID to anyone whom the Justice Department believes may have information relevant to an investigation. Therefore, the receipt of a CID does not mean that the recipient is the target of an investigation, nor does it presuppose that there is a probable cause to believe that a violation of the antitrust laws has occurred or that any formal complaint ultimately will be filed. The Company believes that the primary focus of the CID relates to the Company's PLAS+SD product and to the Supply, Manufacturing and Distribution Collaboration Agreement between VITEX and the American National Red Cross. Following the Company's response to the CID, there has been no further activity with respect to this matter.

On August 27, 1998, the Appellate Division of the Supreme Court of New York awarded the Company a summary judgement against its insurance carrier, reversing a lower court decision which denied the Company's previous claim for recovery of costs incurred in 1996 as a result of a plasma processing loss. The Company had recorded a special charge in 1996 to recognize reimbursement due to Bayer Corporation for the plasma loss ($4.1 million) and to write off processing costs ($1.0 million). The Company has filed a claim with the insurer to recover these and related costs. On October 27, 1998, the insurance carrier filed a motion to appeal the decision of the Appellate Court. Such appeal was subsequently rejected. The insurance carrier has since stated its intention to take the appeal to a higher court. The ultimate outcome of this matter can not be determined at the present time.

While it is impossible to predict accurately or to determine the eventual outcome of these matters, the Company believes that the outcome of these proceedings will not have a material adverse effect on the Company's financial position, statement of operations or cash flows.


16. Quarterly Financial Data (Unaudited, in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
Fiscal 1998 Quarter Ended             January 2, 1999           October 3, 1998              July 4, 1998             April 4, 1998
                                 --------------------      --------------------      --------------------      --------------------

Product sales                                 $10,028                   $11,660                   $ 7,946                   $ 4,121
Gross margin from product sales                 4,091                     3,842                     2,583                      (621)
Net Income                                      1,025                       486                    (1,696)                   (6,215)
Earnings per share:
     Basic and diluted                           0.08                      0.04                     (0.18)                    (0.76)
-----------------------------------------------------------------------------------------------------------------------------------
                                         December 31,             September 30,                  June 30,                 March 31,
Fiscal 1997 Quarter Ended                        1997                      1997                      1997                      1997
                                 --------------------      --------------------      --------------------      --------------------

Product sales                                 $ 4,510                   $ 3,171                   $ 4,429                   $ 3,733
Gross margin from product sales                 1,075                    (2,249)                      427                       264
Net Income                                     (4,044)                   (4,361)                   (1,374)                   (1,921)
Earnings per share:
     Basic and diluted                          (0.52)                    (0.56)                    (0.19)                    (0.32)
-----------------------------------------------------------------------------------------------------------------------------------