Form 10-K, Exhibit 13
period 2000-01-01
V I TECHNOLOGIES INC
filed 2000-03-31
CIK 1040017

                                                                    Exhibit 13.1

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
V.I. Technologies, Inc.:

We have audited the accompanying balance sheets of V.I. Technologies, Inc. as of January 1, 2000 and January 2, 1999 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of V.I. Technologies, Inc. as of January 1, 2000 and January 2, 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended January 1, 2000, in conformity with generally accepted accounting principles.


                                                   /s/ KPMG LLP
Melville, New York
January 17, 2000