Form 10-K405, Exhibit 13
period 2000-12-30
V I TECHNOLOGIES INC
filed 2001-03-14
CIK 1040017

                                                                    Exhibit 13.1


                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
V.I. Technologies, Inc.:

We have audited the accompanying balance sheets of V.I. Technologies, Inc. as of December 30, 2000 and January 1, 2000 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of V.I. Technologies, Inc. as of December 30, 2000 and January 1, 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



                                            /s/ KPMG LLP

Melville, New York
February 14, 2001

                            V.I. TECHNOLOGIES, INC.
                                 Balance Sheets


                                                                                 December 30,                 January 1,
                                                                                   2000                         2000
                                                                            ------------------        ---------------------
ASSETS
Current assets:
 Cash and cash equivalents                                                        $  7,767,698                 $ 26,885,789
 Trade receivables                                                                   5,332,420                    4,596,482
 Other receivables                                                                   2,387,378                      535,831
 Inventory                                                                           1,599,863                    1,853,279
 Prepaid expenses and other current assets                                           1,157,145                      924,122
                                                                                  ------------                 ------------
    Total current assets                                                            18,244,504                   34,795,503

Property, plant and equipment, net                                                  39,602,001                   37,519,977
Intangible assets, net                                                               3,895,332                    4,251,000
Inventory                                                                            1,532,200                      891,000
Other assets, net                                                                      455,094                      640,574
                                                                                  ------------                 ------------
                                                                                  $ 63,729,131                 $ 78,098,054
                                                                                  ============                 ============

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Current portion of long-term debt                                                $  2,687,500                 $  2,687,500
 Current portion of capital lease obligations                                        1,697,424                    1,487,599
 Accounts payable                                                                    2,333,254                    1,007,951
    Accrued expenses                                                                 6,789,527                    9,342,791
    Deferred revenue                                                                   152,628                           --
    Due to related parties, net                                                        120,288                      486,001
                                                                                  ------------                 ------------
    Total current liabilities                                                       13,780,621                   15,011,842

Long-term debt, less current portion                                                        --                    2,687,500
Capital lease obligations, less current portion                                        560,703                    2,448,246
Advances from customer                                                               2,971,353                    2,565,149
Deferred revenue                                                                     1,259,181                           --
                                                                                  ------------                 ------------
    Total liabilities                                                               18,571,858                   22,712,737
                                                                                  ------------                 ------------
Stockholders' equity:
 Preferred stock, par value $.01 per share; authorized
  1,000,000 shares; no shares issued and outstanding                                        --                           --
 Common stock, par value $.01 per share; authorized
  35,000,000 shares; issued and outstanding 20,780,839 at
  December 30, 2000 and 19,536,263 at January 1, 2000                                  207,808                      195,363
 Additional paid-in-capital                                                        130,323,222                  125,582,714
 Accumulated deficit                                                               (85,373,757)                 (70,392,760)
                                                                                  ------------                 ------------
    Total stockholders' equity                                                      45,157,273                   55,385,317
                                                                                  ------------                 ------------
                                                                                  $ 63,729,131                 $ 78,098,054
                                                                                  ============                 ============

   The accompanying notes are an integral part of the financial statements.

                            V.I. TECHNOLOGIES, INC.
                           Statements of Operations

                                                            Year ended                Year ended               Year ended
                                                           December 30,               January 1,               January 2,
                                                              2000                      2000                      1999
                                                       -------------------       -------------------       -------------------
Revenues:
 Product sales                                               $  35,445,300             $  42,423,296              $ 33,755,499
 ARC Incentive Program credit (charge)                           1,234,705                (4,500,000)                       --
 Partner research funding                                        4,029,938                 1,800,000                 2,300,000
                                                             -------------             -------------              ------------
    Net revenues                                                40,709,943                39,723,296                36,055,499

Costs, expenses and charges:
 Cost of sales                                                  28,107,067                24,742,197                23,859,984
 Research and development                                       17,477,072                 8,765,884                 9,806,899
 Selling, general and administrative expenses                   10,370,847                 9,371,803                 6,950,983
 Charges related to merger - R&D restructuring                          --                 2,208,419                        --
                           - In-process R&D                             --                32,998,489                        --
 Charge related to product recall                                       --                 2,583,000                        --
 Charge related to research collaboration                               --                        --                 2,202,000
                                                             -------------             -------------              ------------
   Total operating costs and expenses                           55,954,986                80,669,792                42,819,866

Loss from operations                                           (15,245,043)              (40,946,496)               (6,764,367)

Settlement of insurance claim                                           --                 3,500,000                        --
Interest income (expense), net                                    (137,694)                   47,327                  (279,340)
Discount on customer advance                                       401,740                    70,000                   643,651
                                                             -------------             -------------              ------------
   Total other income, net                                         264,046                 3,617,327                   364,311
                                                             -------------             -------------              ------------

Net loss                                                      ($14,980,997)             ($37,329,169)              ($6,400,056)
                                                             =============             =============              ============

Basic and diluted net loss per share                                ($0.75)                   ($2.78)                   ($0.61)
                                                             =============             =============              ============

Weighted average common shares used in computing
 basic and diluted net loss per share                           19,859,644                13,405,294                10,453,652
                                                             =============             =============              ============

    The accompanying notes are an integral part of the financial statements.

                            V.I. TECHNOLOGIES, INC.
                      Statements of Stockholders' Equity
      Years ended December 30, 2000, January 1, 2000 and January 2, 1999

<APTION>
                                                                                            Note
                                                                           Additional    Receivable
                                                        Common Stock        Paid-In         From       Accumulated    Stockholders'
                                                      Shares     Amount     Capital     Stockholder      Deficit          Equity
                                                    ----------  --------  ------------  ------------  --------------  --------------

Balance at December 31, 1997                         7,852,723  $ 78,527  $ 38,298,387     ($35,000)   ($26,663,535)   $ 11,678,379

Issuance of shares of common stock in connection
   with Initial Public Offering, including
   exercise of underwriter's over-allotment
   option, net of issuance cost of $1,239,000        3,325,000    33,250    35,835,068           --              --      35,868,318



Issuance of shares of common stock in
   connection with private placement                   925,070     9,251     8,990,749           --              --       9,000,000

Charge in connection with research collaboration            --        --     2,202,000           --              --       2,202,000

Issuance of shares of common stock to New
   York Blood Center in satisfaction of
   obligation                                           35,778       358       299,642           --              --         300,000

Compensation expense in connection with
   acceleration of option vesting                           --        --       289,452           --              --         289,452

Issuance of shares of common stock upon
   exercise of stock options                           220,577     2,206       659,362       35,000              --         696,568

Net loss                                                    --        --            --           --      (6,400,056)     (6,400,056)
                                                    ----------  --------  ------------  -----------   -------------    ------------
Balance at January 2, 1999                          12,359,148   123,592    86,574,660           --     (33,063,591)     53,634,661

Issuance of shares of common stock upon exercise
   of stock options                                    194,563     1,946       484,879           --              --         486,825

Issuance of shares of common stock to Pall Corp.
   in connection with research collaboration           538,821     5,388     2,994,612           --              --       3,000,000

Issuance of common stock in connection with
   Pentose merger                                    6,443,731    64,437    35,528,563           --              --      35,593,000

Net loss                                                    --        --            --           --     (37,329,169)    (37,329,169)
                                                    ----------  --------  ------------  -----------   -------------    ------------
Balance at January 1, 2000                          19,536,263   195,363   125,582,714           --     (70,392,760)     55,385,317

Issuance of shares of common stock upon exercise
   of stock options                                    437,514     4,374       748,579           --              --         752,953

Issuance of shares of common stock to Pall Corp.
   in connection with research collaboration           807,062     8,071     3,991,929           --              --       4,000,000

Net loss                                                    --        --            --           --     (14,980,997)    (14,980,997)
                                                    ----------  --------  ------------  -----------   -------------    ------------
Balance at December 30, 2000                        20,780,839  $207,808  $130,323,222    $      --    ($85,373,757)   $ 45,157,273
                                                    ==========  ========  ============  ===========   =============    ============




    The accompanying notes are an integral part of the financial statements.

                           V. I. TECHNOLOGIES, INC.
                           Statements of Cash Flows

                                                              Year ended                Year ended                  Year ended
                                                           December 30, 2000         January 1, 2000              January 2, 1999

Cash flows from operating activities:
 Net loss                                                        ($14,980,997)            ($37,329,169)               ($6,400,056)
 Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
   Depreciation and amortization                                    4,433,745                3,088,259                  3,408,886
   Compensation expense in connection with
    stock options                                                          --                       --                    289,452
   Charge related to research collaboration                                --                       --                  2,202,000
   Discount on customer advances                                     (401,740)                 (70,000)                  (643,651)
   Accretion of interest expense on customer
    advances                                                          265,999                  278,800                         --
   Charge related to in-process R&D                                        --               32,998,489                         --
 Changes in operating accounts, excluding the
  effects of the Pentose merger:
   Trade receivables                                                 (735,938)                (629,724)                (2,611,185)
   Other receivables                                               (1,851,547)                 304,387                    300,965
   Inventory                                                         (387,784)                (232,066)                (1,937,256)
   Prepaid expenses and other assets                                 (120,791)                 352,353                   (886,236)
   Accounts payable and accrued expenses                             (686,016)               1,201,314                     61,373
   Due to related parties, net                                       (365,713)                 799,217                   (680,979)
   Deferred revenue                                                 1,411,809                       --                         --
                                                                -------------            -------------               ------------
Net cash (used in) provided by operating activities               (13,418,973)                 761,860                 (6,896,687)
                                                                -------------            -------------               ------------

Cash flows from investing activities:
    Cash resulting from Pentose merger                                     --                  548,507                         --
    Additions to property, plant and equipment                     (6,086,853)              (9,192,459)                (5,005,863)
                                                                -------------            -------------               ------------
Net cash used in investing activities                              (6,086,853)              (8,643,952)                (5,005,863)
                                                                -------------            -------------               ------------

Cash flows from financing activities:
 Proceeds from issuance of common stock, net of
  issuance costs                                                    4,752,953                3,486,825                 45,564,890
 Principal repayment of long-term debt                             (2,687,500)              (2,687,500)                (2,687,500)
 Principal repayment of capital lease obligations                  (1,677,718)              (1,295,891)                  (960,412)
                                                                -------------            -------------               ------------
Net cash provided by (used in) financing activities                   387,735                 (496,566)                41,916,978
                                                                -------------            -------------               ------------

Net (decrease) increase in cash and cash equivalents              (19,118,091)              (8,378,658)                30,014,428

Cash and cash equivalents, beginning of year                       26,885,789               35,264,447                  5,250,019
                                                                -------------            -------------               ------------

Cash and cash equivalents, end of year                          $   7,767,698            $  26,885,789               $ 35,264,447
                                                                =============            =============               ============

    The accompanying notes are an integral part of the financial statements.

                            V.I. TECHNOLOGIES, INC.
                         Notes to Financial Statements
            December 30, 2000, January 1, 2000 and January 2, 1999


1.   Organization and Business Overview

     V.I. Technologies, Inc. ("VITEX" or "the Company"), a biotechnology company headquartered in Watertown, Massachusetts, is the premier developer of innovative biotech products designed to ensure a safer transfusion blood supply. The Company's expertise in nucleic acid chemistry has produced INACTINE(TM) Pathogen Inactivation, a revolutionary technology that inactivates blood-borne viruses and bacteria. The INACTINE(TM) Pathogen Inactivation red blood cell product, currently in a Phase II clinical trial, is designed to inactivate pathogens contained in red blood cells, the largest transfusion product market segment. Universal PLAS+(R)SD, currently in Phase III clinical trials, is the initial product from VITEX's Affinity Purification technology platform. The Company maintains development and commercialization partnerships with Pall Corporation, Amersham Pharmacia Biotech, Haemonetics, the American National Red Cross, and Bayer Corporation.

     The Company has an accumulated deficit of $85.4 million as of December 30, 2000. Management expects to continue to incur operating losses as the Company expands its research and development programs, primarily for INACTINE(TM) Pathogen Inactivation and Affinity Purification technologies. The Company has historically financed its research and development efforts through the sale of common stock and through revenues derived from its plasma operations and partner research funding.

     The Company faces certain risk and uncertainties similar to other biotechnology companies including the future profitability of the Company; its ability to obtain additional funding; protection of patents and property rights; uncertainties regarding the development of the Company's technologies; competition and technological change; governmental regulations including the need for product approvals; and attracting and retaining key officers and employees.

Reverse Stock Split

     In anticipation of the Company's initial public offering (IPO) which is further described in Note 9, effective February 23, 1998, the Board of Directors authorized and the stockholders approved a 1-for-2.795 reverse split of the Company's common stock. All share and per share amounts have been restated to reflect the reverse stock split.

Change of Fiscal Year-End and Presentation

     On August 10, 1998, the Company changed from a calendar year to a 52-53 week fiscal year ending on the Saturday closest to December 31, beginning with the fiscal year ending January 2, 1999. For presentation purposes, the years ended December 30, 2000, January 1, 2000 and January 2, 1999 are referred to as fiscal years 2000, 1999 and 1998, respectively, in the notes to the financial statements.

Change in Classification

     Partner research funding has been reflected as revenue in the statement of
operations to conform to industry practice for biotechnology companies.   Such
amounts were previously reported as an offset to research and development expense. Prior year balances have been reclassified to conform to current year presentation.

2.   Summary of Significant Accounting Policies

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of money market funds invested in portfolios of investment grade, corporate and U.S. government obligations and are carried at cost, which approximates market value. As of December 30, 2000 and January 1, 2000, cash equivalents amounted to $7.4 million and $21.4 million, respectively.

Inventory

     Costs incurred in connection with plasma fractionation processing and the production of PLAS+SD are included in inventory and expensed upon recognition of related revenues. Such costs include supplies, direct labor and processing overheads. The processed plasma is supplied and owned by the Company's customers and, as such, is not included in inventory. Inventory is stated at the lower of cost, as determined using the average cost method, or net realizable value. Certain inventory is classified as long-term, as it is expected to be used in manufacturing subsequent to fiscal 2001.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the respective assets, which approximates seven to twenty five years for building and manufacturing equipment, and three to five years for all other tangible assets. During the fourth quarter of the fiscal year 1998, the Company extended the estimated useful life of its manufacturing facility located in Melville, New York, based on a re-assessment of the building's utility, in conjunction with ongoing facility renovation and expansion to accommodate additional products and capacity. The useful life of the building, which the Company had previously been depreciating over ten years, was increased to a remaining life of twenty-five years. The effect of this change was to reduce depreciation expense and net loss for fiscal year 1998 by $0.2 million or $0.02 per share.

Long-lived Assets

     The Company reviews its long-lived assets (property, plant and equipment) for impairment whenever events of circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Intangible Assets

     Intangible assets principally consist of core technology and work force acquired in the Pentose merger (see Note 3). Core technology is being amortized on a straight-line basis over 15 years, and work force is being amortized on a straight-line basis over 5 years. Periodically, the Company reviews the recoverability of its intangible assets. The measurement of possible impairment is based primarily on the ability to recover the balance of the intangible assets from expected future operating cash flows on an undiscounted basis. Accumulated depreciation and amortization expense relating to intangible assets amounted to $356,000 and $0, respectively, at December 30, 2000 and January 1, 2000 and for the fiscal years then ended.

Revenue Recognition

     Revenue from plasma fractionation processing and the production of PLAS+SD is recognized in the period in which the related services have been rendered and upon satisfaction of certain quality control requirements. As more fully discussed in Note 12, the Company's agreement with the Red Cross provides that the Red Cross is obligated to pay for the amount of PLAS+SD specified in its annual purchase order even if the Red Cross is unable to supply sufficient quantities of plasma for processing. Revenue recognized in the accompanying statements of operations is not subject to repayment or future performance obligations.

     The Company's plasma fractionation processing revenues are principally derived from Bayer, while PLAS+SD is sold to the Red Cross for subsequent distribution to hospitals and other medical facilities.

     Revenue derived from the sale of products to Bayer and the Red Cross amounted to approximately 61% and 29%, respectively, of total revenue, excluding the Red Cross sales incentive credit (see Note 12) for fiscal year 2000. Revenue derived from sale of products to Bayer and the Red Cross each amounted to approximately 45% of total revenue, excluding the Red Cross sales incentive charge (see Note 12), for fiscal year 1999. For fiscal year 1998, revenue derived from sale of products to Bayer and the Red Cross amounted to approximately 40% and 45%, respectively, of total revenue. At both December 30, 2000 and January 1, 2000, amounts owed from Bayer and Red Cross amounted to 24% and 76%, respectively, of net trade receivables.

Research and Development

     All research and development costs are charged to operations as incurred. Collaborator reimbursement, primarily from a related party, is recorded as partner research funding revenue on the statement of operations when performed and amounted to $4.0 million, $1.8 million and $2.3 million, for fiscal years 2000, 1999 and 1998 respectively.

Income Taxes

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the amounts of existing assets and liabilities carried on the financial statements and their respective tax bases and the benefits arising from the realization of operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Loss Per Share

     Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share is the same as basic net loss per share since the inclusion of potential common stock equivalents (stock options and warrants) in the computation would be anti-dilutive. The effect of employee stock options and warrants totaling approximately 2,600,000, 2,200,000, and 1,700,000 at December 30, 2000, January
1, 2000 and January 2, 1999, respectively, were not included in the net loss per share calculation because their effect would have been anti-dilutive.

Fair Values of Financial Instruments

     The fair values of the Company's capital lease obligations are estimated using discounted cash flow analyses, based upon the Company's estimated incremental borrowing rate for similar types of securities (see Note 8). For all other financial instruments, the carrying value approximates fair value due to the short maturity or variable interest rate applicable to such instrument.

New Accounting Pronouncements

     On December 3, 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101- "Revenue Recognition in Financial Statements" (SAB No. 101) which stated that in certain circumstances, up-front fees, even if non-refundable, should be deferred and recognized systematically over the term of the research arrangement. The Company adopted the provisions of SAB No. 101 in the fourth quarter of fiscal 2000, which resulted in a change in the amortization period for certain payments received from Amersham Pharmacia Biotech (see Note 12).


3.   Pentose Merger

     On November 12, 1999, the Company completed its merger with Pentose Pharmaceuticals, Inc., a Delaware corporation ("Pentose"), pursuant to an Agreement and Plan of Merger and Reorganization dated as of July 28, 1999. Pentose's principal business involves the development for commercialization of novel antiviral products for medical use based on innovative applications of nucleic acid chemistry. Pentose has developed the INACTINE(TM) technology platform for the inactivation of viral pathogens in blood components, for transfusion plasma derivatives and for biopharmaceuticals. Under the terms of the merger, 6,443,731 shares of common stock of the Company were issued in exchange for all of the outstanding Pentose common and preferred stock. Following the exchange, former shareholders of Pentose owned approximately 34% of the outstanding common stock of VITEX. Each outstanding option and warrant to purchase Pentose common stock was converted into the right to purchase 0.48937 of a share of VITEX common stock. A total of approximately 500,000 shares of the Company's common stock are issuable to option-holders and warrant-holders of Pentose upon exercise of options and warrants assumed in the merger.

     The merger was accounted for under the purchase method of accounting. The purchase price representing the fair value of the common stock and other direct acquisition costs of $38.8 million has been allocated to the assets and liabilities assumed based on fair values at the date of acquisition. The excess of the fair value of the net assets acquired over the purchase price represented negative goodwill of approximately $2.0 million which amount was allocated proportionately to reduce the value of the noncurrent assets acquired and in-process R&D which was charged to operations. The purchase price was allocated as follows:

       Cash                                                 $  549,000
       Other current assets and long term deposits             409,000

       Work force                                         542,000
       Core technology                                  3,709,000
       In-process R&D                                  32,998,000
       Fixed assets                                       595,000
                                                      -----------

       Net purchase price                             $38,802,000
                                                      ===========

     The valuation of core technology and in-process research and development was determined for products under development, based upon the estimated future revenues to be earned upon commercialization of the products. The work force valuation was based upon replacement cost. The value of the purchased in-process research and development from the acquisition was determined by estimating the projected net cash flows related to products under development, based upon the future revenues to be earned upon commercialization of such products. The percentage of the cash flow allocated to purchased in-process research and development was derived from the estimated percentage complete for each of the projects. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such projects reflect management's estimates of revenues and operating profits related to such projects.

     The Company's unaudited pro forma results for fiscal years 1999 and 1998 assuming the merger occurred on January 1, 1998 are as follows:

                                                           1999                1998
                                                           ----                ----
       Net revenues                                $ 37,923,000        $ 33,756,000
       Net loss                                     ($7,375,000)        ($9,202,000)
       Basic and diluted loss per share                  ($0.39)             ($0.54)
       Weighted average shares                       18,946,000          16,891,000

     These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the merger been in effect January 1, 1998, or the future results of operations.

     In July 1999, in anticipation of the merger with Pentose, the Company recorded a research and development charge of $2.3 million for severance and other integration related expenses, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions of the Company's employees and facilities. As a result of the merger, 22 employees were severed. The charge was reduced to $2.2 million at January 1, 2000 to reflect a decrease in estimates. Details of the restructuring charge outstanding at December 30, 2000 are as follows:

                                            Accrued, net     Disbursed    December 30,  2000
                                            ------------     ---------    ------------------
       Employee severance and
           related costs                      $1,554,000     1,404,000             $150,000
       Facility related costs                    493,000       493,000                   --
       Other                                     161,000       161,000                   --
                                              ----------    ----------             --------
                                              $2,208,000    $2,058,000             $150,000
                                              ==========    ==========             ========

4.   Inventory

     Inventory consists of the following components:

                                                        2000            1999
                                                        ----            ----

          Work-in-process                         $  481,000      $  799,000
          Supplies                                 1,065,000       1,054,000
          Resins                                      54,000              --
                                                  ----------      ----------
          Total current balance                    1,600,000       1,853,000

          Long term inventory- resins              1,532,000         891,000
                                                  ----------      ----------

          Total inventory                         $3,132,000      $2,744,000
                                                  ==========      ==========

The amount classified as long-term inventory represents resins purchased by the Company for use in the production of Universal PLAS+(R)SD. The Company intends to file an application with the FDA in the second quarter of 2001 for approval to market Universal PLAS+(R)SD and expects to use substantially all the resin inventory subsequent to 2001.


5.   Property, Plant and Equipment

     Property, plant and equipment consists of the following components:

                                                                               2000                1999
                                                                               ----                ----
                 Land                                                 $     638,000       $     638,000
                 Building and related improvements                       28,819,000          25,926,000
                 Manufacturing and laboratory equipment                  23,074,000          19,432,000
                 Office furniture and equipment                           2,913,000           2,068,000
                 Construction in progress                                   990,000           2,283,000
                                                                      -------------       -------------
                                                                         56,434,000          50,347,000
                 Accumulated depreciation and amortization             ( 16,832,000)       ( 12,827,000)
                                                                      -------------       -------------
                                                                      $  39,602,000       $  37,520,000
                                                                      =============       =============

     The cost of manufacturing and laboratory equipment held under capital leases (see Note 8) amounted to $6.8 million in both fiscal years 2000 and 1999, and accumulated depreciation relating to such equipment amounted to $1.6 million and $1.1 million in fiscal year 2000 and 1999, respectively. Depreciation expense for this equipment amounted to $0.5 million, $0.4 million and $0.4 million, respectively, for fiscal years 2000, 1999 and 1998. During fiscal year 2000, the Company disposed of equipment with a net book value of $0.4 million, which was charged to research and development expense.

6.   Accrued Expenses

     Accrued expenses consist of the following components:

                                                                                     2000             1999
                                                                                     ----             ----
            Accrued transportation fees                                        $  666,000       $  416,000
            Accrued Red Cross sales incentive program (see Note 12)                    --        3,498,000
            Accrued marketing                                                     205,000          506,000
            Accrued employee compensation                                       1,853,000        2,198,000
            Accrued operating taxes (see Note 17)                               1,807,000          934,000
            Accrued R&D restructuring costs                                       150,000          748,000
            Other                                                               2,109,000        1,043,000
                                                                               ----------       ----------
                                                                               $6,790,000       $9,343,000
                                                                               ==========       ==========

7.   Long-Term Debt

     On December 22, 1997, the Company entered into a credit agreement (the "Credit Agreement") with a bank providing for a term loan in the principal amount of $10.8 million (the "New Term Loan"). The proceeds under the New Term Loan were used to repay the outstanding balance of existing term loans aggregating $10.5 million previously provided by other banks, and related expenses associated with executing the New Term Loan. The New Term Loan bears interest at the Company's option at either LIBOR plus 2.75% to 1.75% or the base rate of the bank, as defined, plus margins of up to 0.5%, as determined based on defined earnings ratios. As of December 30, 2000, the Company was using one-month LIBOR (6.64%) plus 2.75%. Under the New Term Loan, interest is payable monthly and the principal balance is payable in sixteen equal consecutive quarterly installments of $0.6 million that commenced March 31, 1998 and continuing until maturity on December 31, 2001. Amounts outstanding under the New Term Loan were $2.7 million at December 30, 2000 and $5.4 million at January 1, 2000. Amounts outstanding at December 31, 2000 are classified as current in the balance sheet. The Credit Agreement contains default provisions, including financial covenants which provide restrictions on capital investments and the payment of cash dividends and, among other things, requires the Company to maintain minimum cash balances of $2.0 million and leverage and coverage ratios, as defined. The Company is in compliance with or has received waivers for these covenants.

     Under the New Term Loan, the Company granted the bank a mortgage upon, and security interest in, substantially all of the property owned by the Company, including the real property, building and fixtures, equipment, inventory, accounts receivable, cash and certain intangible assets, subject to Bayer's security interest in the Bayer Collateral (see Note 12) and the security interests of a third party under a Master Equipment Lease Agreement (see Note 8).

8.   Capital Lease Obligation

     On April 8, 1996, the Company entered into a Master Equipment Lease Agreement (the "Master Lease") under which the Company borrowed $6.2 million to be used for leasing production equipment. The Master Lease contains escalating monthly lease payments over a five-year period. The Master Lease also contains an early purchase option and an option to purchase the equipment at 15.0% of the equipment cost at the end of the lease term. The effective interest rate is approximately 16.2% per annum. As a part of the Pentose merger, the Company assumed the capital lease obligations under a $0.6 million equipment line of credit. The Company has an option to purchase all of the leased equipment for the fair market value of the equipment at the end of the lease. The effective annual interest rate is approximately 12.6%. Total future minimum payments are as follows:

        2001                                                  $1,867,000
        2002                                                     514,000
        2003                                                      77,000
                                                              ----------
        Total minimum lease payments                           2,458,000
        Less amounts representing interest                      (200,000)
                                                              ----------
        Present value of minimum lease payments                2,258,000
        Less current maturities                                1,697,000
                                                              ----------
        Long-term portion                                     $  561,000
                                                              ==========
     The fair value of the Company's capital lease obligations was approximately $2.3 million at December 30, 2000.

9.   Stockholders' Equity

Common Stock

     In October 1997, the New York Blood Center ("NYBC") and the Company agreed to amend a license agreement whereby the NYBC would receive common stock of the Company in lieu of cash payable to the NYBC in connection with certain royalty payments due under the license agreement totaling $0.3 million (see Note 14). The amendment was approved by the Company's Board of Directors in January 1998, and pursuant to a Stock Purchase Agreement dated January 23, 1998, the Company issued 35,778 shares of common stock, par value $0.01 per share to the NYBC.

     On June 15, 1998, the Company completed an IPO of 3,000,000 shares of the Company's common stock, par value $0.01 per share, at $12.00 per share, raising gross proceeds of $36 million before underwriters' commissions and expenses. On July 10, 1998, the underwriters of the IPO partially exercised their over-allotment option for additional 325,000 shares priced at $12.00 per share, raising additional gross proceeds of $4 million before underwriters' commissions and expenses. In conjunction with the collaboration agreement between the Company and Pall Corporation (Pall), during 1998, Pall acquired $9 million of the Company's common stock in two private placements, the second of which closed contemporaneously with and at the same price, terms and conditions as the IPO. The Company was required to reserve 2,504,472 shares of common stock in connection with future sales under the Pall collaboration agreement (see Note
12) of which 1,158,589 are remaining to be issued. The net proceeds received by the Company have been and will be used to fund costs associated with the marketing and distribution of PLAS+SD, clinical trials, research and development, working capital, and capital investments, including the expansion of the manufacturing facility and other corporate purposes.

     On November 12, 1999, the Company and Pentose Pharmaceuticals, Inc., completed a merger whereby Pentose shareholders received 6,443,731 shares of VITEX common stock, par value $0.01 per share for all the outstanding common and preferred shares of Pentose. These shares represented 34% of the outstanding VITEX common stock after the merger. The Company approved an increase in the number of authorized shares of common stock to 35,000,000 shares as a part of the merger.

     On December 6, 1999, the Company reached a performance milestone under its collaboration agreement with Pall. As required under the agreement, Pall invested $3.0 million for 538,821 shares of the Company's common stock based on the then current average market price of $5.57 per share.

     On December 27, 2000, the Company reached another performance milestone under its collaboration agreement with Pall. As required under the agreement, Pall invested $4.0 million for 807,062 shares of the Company's common stock based on the then current average market price of $4.96 per share.

Preferred Stock

     The Company's Certificate of Incorporation was restated during 1998 to increase the number of shares of preferred stock authorized from 500 shares to 1,000,000 shares. The preferred stock may be issued from time to time in one or more series, with such designations, rights and preferences as shall be determined by the Board of Directors. No preferred stock was outstanding as of December 30, 2000 or January 1, 2000.

10.  Stock Plans

Employee Stock Purchase Plan

     In February 1998, the Company adopted its 1998 Employee Stock Purchase Plan (the 1998 Purchase Plan) under which employees may purchase shares of common stock at a discount from fair market value. The 1998 Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Rights to purchase common stock under the 1998 Purchase Plan are granted at the discretion of the Compensation Committee of the Board of Directors, which determines the frequency and duration of individual offerings under the 1998 Purchase Plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of common stock to the purchaser under the 1998 Purchase Plan is 85% of the lesser of the Company's common stock fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or both. The 1998 Purchase Plan terminates in February 2008. There are 89,445 shares of common stock reserved for issuance under the 1998 Purchase Plan, of which 31,698 shares and 22,078 shares of common stock were issued during the years ended December 30, 2000 and January 1, 2000, respectively.

Director Stock Option Plan

     In February 1998, the Company adopted the Director Stock Option Plan (the "1998 Director Plan"). All of the directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the 1998 Director Plan. Each non-employee who is initially elected to the Company's Board of Directors shall, upon his initial election by the Company's stockholders, automatically be entitled to an option to purchase 15,000 shares of common stock. In addition, each Eligible Director will be entitled to receive an annual option to purchase 2,000 shares of common stock. During the year of plan adoption, each of the Company's existing directors, as permitted by his affiliate or employer was granted an option to purchase 17,000 shares of common stock. Directors who were prohibited by their employer from receiving stock options from the Company were compensated through alternative arrangements.

     The options vest over a four-year period with 25% of the grant vesting after six months, and 25% vesting at the end of the second, third and fourth year thereafter, provided that the option-holder is still a director of the Company at the opening of business on such date. The 1998 Director Plan has a term of ten years. The exercise price for the options is equal to the last sale price for the common stock on the business day immediately preceding the date of grant. The exercise price may be paid in cash or shares. There are 150,000 shares of common stock reserved for issuance under the 1998 Director Plan of which 61,000 options are available for future grants as of December 30, 2000.

Equity Incentive Plan

     The Company's Equity Incentive Plan was originally adopted in October 1995 and was amended and restated in February 1998, as the 1998 Equity Incentive Plan (the "1998 Equity Plan"). The amendment in February 1998 increased the shares of common stock reserved from 1,788,908 to 2,146,690. The amendment in July 1999 increased the shares of common stock reserved to 2,400,000. An amendment in May 2000 increased the shares of common stock reserved to 3,000,000 of which 261,122 options are available for future grants as of December 30, 2000. The 1998 Equity Plan permits the granting of both incentive stock options and nonstatutory stock options. The option price of the shares for incentive stock options cannot be less than the fair market value of such stock at the date of grant. Options are exercisable over a period determined by the Board of Directors, but not longer than ten years after the grant date. All stock options issued to-date have been granted at the fair market value of the stock on the respective grant dates.

Supplemental Stock Option Plan

     In connection with the Pentose merger, the Company adopted the 1999 Supplemental Stock Option Plan (the "1999 Plan") authorizing the granting of both incentive and nonstatutory stock options on 1,000,000 shares of common stock reserved under the plan of which 437,087 options are available for future grants as of December 30, 2000. The purpose of the 1999 Plan is to attract and retain the best available personnel, primarily former employees of Pentose, and to provide additional incentive for employees. The option price of the shares for incentive stock options cannot be less than the fair market value of such stock at the date of grant or 110% of the fair market value per share if the optionee owns more than 10% of the total combined voting power of the Company.

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

     Pro forma information regarding net loss and net loss per share for each of the years in the three year period ended December 30, 2000 was determined as if the Company had accounted for its stock options using the fair value method estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: volatility of 76% for fiscal year 2000 and 67% for fiscal years 1999 and 1998; expected dividend yield of 0%; risk-free interest rate of 6.38% for fiscal year 2000 and 6.0% for fiscal years 1999 and 1998; and an expected life of five years for fiscal years 2000, 1999 and 1998.

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

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                       2000                1999                 1998
                                                                   ------------        ------------          -----------
          Net loss:
           As reported                                             ($14,981,000)       ($37,329,000)         ($6,400,000)
           Pro forma                                               ($16,467,000)       ($37,718,000)         ($7,408,000)
          Basic and diluted net loss per share:
           As reported                                                   ($0.75)             ($2.78)              ($0.61)
           Pro forma                                                     ($0.83)             ($2.81)              ($0.71)

Information as to options for shares of common stock granted for fiscal years 2000, 1999 and 1998 is as follows:


                                                                   2000                   1999                   1998
                                                                   ----                   ----                   ----
                                                              Weighted-              Weighted-              Weighted-
                                                                average                average                average
                                                               exercise               exercise               exercise
                                                   Options        price    Options       price    Options       price
                                                   -------        -----  ---------       -----  ---------      ------
      Outstanding, beginning of year              2,205,926       $6.01  1,702,975       $7.15  1,373,300      $ 5.05
      Granted                                     1,159,639        7.19    922,571        3.77    642,344       10.09
      Exercised                                    (437,514)       1.48   (194,563)       2.80   (220,577)       2.80
      Forfeited                                    (295,493)       8.86   (225,057)       9.13    (92,092)       9.40
                                                  ---------              ---------              ---------
      Outstanding, end of year                    2,632,558        6.79  2,205,926        6.01  1,702,975        7.15
                                                  =========              =========              =========
      Exercisable, end of year                    1,063,832        6.48  1,044,609        5.05    484,398        4.33
                                                  =========              =========              =========

Weighted average fair value of options granted
 during the year                                                  $4.79                  $3.50                 $ 6.16

The following table summarizes the information on stock options outstanding at December 30, 2000:

                                                           Options Outstanding           Options Exercisable
                                                   -----------------------------------  ----------------------
                                                                 Weighted-
                                                                  average    Weighted-               Weighted-
     Range of                                                    remaining    average                 average
     exercise                                        Number     contractual  exercise     Number     exercise
     prices                                        outstanding     life        price    Exercisable    price
     ---------------------------------------------------------------------------------------------------------
     $0.03                                              18,025     6.5          $ 0.03       18,025     $ 0.03
     $0.21                                              35,263     6.9          $ 0.21       23,289     $ 0.21
     $0.62                                             164,859     7.9          $ 0.62       54,982     $ 0.62
     $2.80 - 3.88                                      335,391     5.1          $ 3.11      288,701     $ 3.00
     $5.38 - 7.75                                    1,111,616     9.2          $ 6.86      120,742     $ 7.49
     $8.39 - 11.63                                     955,226     7.3          $ 9.29      552,007     $ 9.02
     $17.58                                             12,178     7.6          $17.58        6,086     $17.58
                                                     ---------                            ---------

                                                     2,632,558                            1,063,832
                                                     =========                            =========

11.    Income Taxes

     The Company's deferred tax assets and liabilities were as follows:

                                                                                                     2000                1999
                                                                                             ------------        ------------
  Deferred tax assets:
    Research and development tax credits                                                     $  1,485,954        $  1,320,081
    Net operating loss carryforward                                                            24,023,702          14,992,878
    Start-up expenditures                                                                              --             646,436
    Depreciation and amortization                                                                 181,801             172,124
    ARC Sales incentives and other expenses                                                       288,646           1,578,265
    Other, net                                                                                  1,382,320           1,044,574
                                                                                             ------------        ------------
       Total deferred tax assets                                                               27,362,423          19,754,358
       Valuation allowance                                                                    (25,676,247)        (18,011,448)
                                                                                             ------------        ------------
  Net deferred tax assets                                                                       1,686,176           1,742,910
  Deferred tax liabilities                                                                     (1,686,176)         (1,742,910)
                                                                                             ------------        ------------
                                                                                             $         --        $         --
                                                                                             ============        ============

     At December 30, 2000 and January 1, 2000, a valuation allowance has been applied to offset the respective deferred tax assets in recognition of the uncertainty that such tax benefits will be realized. The valuation allowance increased by $7.7 million in fiscal year 2000 and $2.6 million in fiscal year 1999.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $55.2 million. At December 30, 2000, the Company has available net operating loss carry-forwards for federal and state income tax reporting purposes of approximately $55.2 million, and has available research and development credit carry-forwards for federal income tax reporting purposes of approximately $1.5 million, which are available to offset future taxable income, if any. These carry-forwards will expire beginning in 2010. The Company experienced a change in ownership during July 1998, which resulted in approximately $22.8 million of the Federal net operating loss being subject to an annual limitation of approximately $7.4 million. In addition, the net operating loss carryforwards of $55.2 million includes $11.5 million from the acquisition of Pentose which is subject to an annual limitation of $2.1 million.

12.  Collaborations

     Bayer Corporation. On February 7, 1995, the Company entered into an Agreement for Custom Processing (the "Processing Agreement") with Bayer Corporation ("Bayer"), a world leader in the manufacturing and marketing of plasma products, whereby the Company fractionates plasma for Bayer in return for a contracted fee. The Processing Agreement has been amended several times, most recently in January 2000 wherein the term was extended through 2003 and new minimum production volumes were defined. The Processing Agreement provides for annual price adjustments based on the consumer price index.

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

     The Company and Bayer executed, concurrently with the execution of the Processing Agreement, a Reimbursement and Security Agreement, a Mortgage, a Lease Agreement and a Sublease Agreement (the "Reimbursement Agreement"), which was subsequently superseded by a Security Agreement (the "Security Agreement") upon the Company's refinancing of its long-term debt on December 22, 1997 (see
Note 7). The agreements secure certain obligations of the Company to Bayer, including Bayer's march-in rights relating to the Processing Agreement, a priority security interest in all of the equipment and other personal property owned by the Company involved in the Company's plasma fractionation operation, and a subordinated security interest in the Company's real property, building, fixtures and equipment.

     On July 17, 1998, the Company repaid, in full, amounts owed to Bayer under the settlement agreement between the Company and Bayer, whereby the Company agreed to pay damages of $4.1 million to compensate Bayer for its loss of plasma caused by an equipment malfunction which occurred in 1996, while the Company was processing plasma for Bayer. The Company filed a claim with the insurance carrier and in December 1999 a negotiated settlement was reached under which the Company received a cash payment of $3.5 million.

     American National Red Cross. In December 1997, the Company entered into a Supply, Manufacturing, and Distribution Agreement (the "Agreement") with the American National Red Cross (the "Red Cross") over a term of 57 months for the Red Cross to become the exclusive distributor of the Company's virally inactivated transfusion plasma product, PLAS+SD. Under the Agreement, the Red Cross, which is the largest supplier of transfusion plasma to hospitals in the United States, providing approximately 45% of the transfusion plasma used annually, is required to purchase stated minimum quantities of PLAS+SD to maintain its exclusive rights. Once the Red Cross places its annual purchase order with the Company, it is obligated to supply the Company with a sufficient quantity of plasma to enable the Company to fulfill such order. The Red Cross must pay for the amount of PLAS+SD specified in the purchase order even if it is unable to supply sufficient quantities of plasma.

     In October 1999, the Company and the Red Cross agreed to a Sales Incentive Program designed to improve market penetration. In 1999, the Company recorded a charge of $4.5 million for the projected costs under the program. The Agreement has been amended several times with regards to annual minimum volume, pricing and other terms, most recently effective April 2000. As part of the April 2000 amendment, the Sales Incentive Program was terminated and the Company recognized a credit of $1.2 million representing unused sales incentives. The amendment also conveys to the Red Cross marketing rights to Universal PLAS+SD and includes market performance criteria that, if not met, allows either party to exit the agreement, but no earlier than July 1, 2001. Such market performance criteria include minimum sales levels of PLAS+SD; minimal amounts of plasma to be provided by the Red Cross to the Company for processing; and target dates for Universal PLAS+SD related to the filing of a BLA and approval by the FDA for marketing.

     Under a previous collaboration agreement, the Red Cross had made a total of $3.0 million non-interest bearing, unsecured advances. The original terms were subsequently amended and the Company discounted the advance to its net present value using an interest rate of 7.75%. This resulted in a gain of $.6 million, which was recorded in fiscal year 1998. As part of the April 2000 amendment previously discussed, sales incentives earned by the Red Cross of approximately $0.5 million were added to the outstanding Red Cross advance, increasing the balance to $3.5 million. This new balance was discounted to net present value using an interest rate of 8.0%. This resulted in a gain of $.4 million, which was recorded during the second quarter of 2000.

     In July 2000, the Company took steps to reduce its workforce by 41 employees to better align its production capability to the expected production requirements under the revised Red Cross Agreement. Severance costs of the workforce reduction amounted to $0.7 million during fiscal 2000 of which $0.6 million is included in cost of sales and $.1 million is included in selling, general and administrative expenses. As of December 30, 2000, the remaining accrual balance for severance payments was $0.1 million.

     The termination of the Red Cross Agreement by either the Red Cross or the Company would have a material adverse effect on the Company's future results of operations and cash flows.

     Pall Corporation. On February 19, 1998, the Company and Pall Corporation ("Pall") entered into a series of agreements (the "Pall Agreements") providing for, among other things, a collaboration on the development and marketing of systems employing the Company's pathogen inactivation technologies for red blood cell and platelet concentrates. Pall is a leading manufacturer and supplier of filtration products, including those relating to the collection, preservation, processing, manipulation, storage and treatment of blood and blood products. Under the Pall Agreements, Pall receives exclusive worldwide distribution rights to all the Company's systems incorporating pathogen inactivation technology for red blood cells and platelets. The parties have also agreed to share research, development, clinical and regulatory responsibilities and will equally share profits and joint expenses from operations after each party is reimbursed for its cost of goods. Substantially all of the partner research funding reflected in the statement of operations is received from Pall. Partner research funding included within other receivables on the balance sheet at December 30, 2000 and January 1, 2000 amounts to $0.6 million and $0.2 million, respectively.

     Upon execution of the Pall Agreements, Pall made a $4 million equity investment representing 477,042 shares at $8.39 per share. Pursuant to the terms of the Pall Agreements, Pall also acquired $5 million of the Company's common stock in a private placement, which closed contemporaneously with, and at the same price, terms, and conditions as the IPO. In addition, the Pall Agreements provide that Pall will purchase up to $17 million worth of the Company's common stock in installments tied to the achievement of specified development milestones ($10 million remaining at December 30, 2000). Such equity investments by Pall will be made at the prevailing market price per share. The Company reached equity milestones in December 2000 and December 1999 and, accordingly, Pall purchased $4 million and $3 million, respectively, of the Company's common stock at the then market price. Certain of the Pall Agreements may be terminated in certain circumstances including an event of default by either party. In fiscal year 1999, the Company recorded a one-time charge to operations and an increase to stockholders' equity of $2.2 million representing the difference between the purchase price paid by Pall and the estimated fair value of the common stock on the date of purchase.

     Amersham Pharmacia Biotech. On April 6, 2000, the Company entered into a ten-year worldwide license and distribution agreement with Amersham Pharmacia Biotech ("APBiotech"), the life science business of Nycomed Amersham plc. Under the agreement APBiotech will exclusively market and distribute the Company's INACTINE(TM) Pathogen Inactivation technology to manufacturers of biopharmaceuticals and transgenic products and to plasma fractionators. VITEX retains all rights for the marketing and distribution of the INACTINE(TM) technology with regard to blood components such as red cells, platelets and plasma.

     Under the terms of the agreement, the Company received a non-refundable $1.0 million up-front payment in May 2000; a second, non-refundable milestone payment of $0.5 million was received in September 2000. The Company could also receive further payments of $1.0 million subject to certain product testing and FDA approval milestones. In addition, the Company will receive a percentage royalty based on net sales made by APBiotech which incorporate the INACTINE(TM) technology. The Company will provide APBiotech with technical support, training and conduct research and development projects as directed by APBiotech during the ten-year term of the agreement. The Company had initially amortized the upfront and milestone payments over the expected period from the dates of receipt of those payments to the expected date of FDA approval for the first product agreement. In connection with the adoption of SEC Staff Accounting Bulletin No. 101 in the fourth quarter of fiscal 2000, the Company changed the period over which the payments will be recognized. Under SAB No. 101, the payments will be recognized from the date of receipt of the payments through the end of the term of the agreement or approximately ten years. For the fiscal year 2000, the Company recognized revenue of $88,000 from these payments, which is recorded within partner research funding on the statement of operations. The balance of $1,412,000 is reflected as deferred revenue in the balance sheet as of December 30, 2000.


13.  Charge Related to Product Recall

     On April 16, 1999, the Company initiated a voluntary recall of lots of PLAS+SD which were found to contain a heightened presence of parvovirus B19. This recall, which was a precautionary measure, was completed on May 12, 1999. In the accompanying statements of operations for fiscal year 1999, the charge related to product recall of $2.6 million includes the write-off of inventory lots with heightened levels of parvovirus B19, production testing, other direct recall expenses and a reserve for an equitable sharing of recall costs incurred by the Company's exclusive distributor of PLAS+SD, the Red Cross. Costs associated with idle production facilities during the recall period, in the amount of $0.3 million, are included in cost of sales. At December 30, 2000, all of the recall costs have been spent.

     Since the initial recall, the Company has developed and validated a process to screen untreated plasma for parvovirus B19 prior to commencing the manufacturing process. This screening uses an experimental, highly sensitive Polymerase Chain Reaction (PCR) test in order to ensure that this virus is below specified laboratory levels. The Company has recently obtained approval from the FDA for a parvovirus B19 label claim based on this process.

14.  Related-Party Transactions

License Agreements

     The Company's predecessor, Melville Biologics, Inc., was formed more than 15 years ago by New York Blood Center, Inc. (NYBC), a world leader in research and development in the fields of hematology and transfusion medicine, to process plasma fractions and derivatives, and to facilitate its research efforts. Effective January 1, 1995, pursuant to a transfer agreement between the Company and the NYBC, the NYBC transferred to the Company substantially all of the assets of the predecessor Company, including a cGMP manufacturing facility used primarily to produce plasma fractions and related operating and product licenses and certain other specified tangible and intangible assets, as well as various contracts and the assumption of certain obligations of the NYBC related to such assets and contracts. As a result of its spin-off from the NYBC, the Company became the licensee of a substantial portfolio of patents and patent applications held by the NYBC, including those related to the use of the SD viral inactivation technology. In exchange for these net assets, the NYBC received all of the issued and outstanding common stock of the Company. Under the various licenses with NYBC, the Company has been granted exclusive and non-exclusive worldwide rights to the NYBC patents relating to viral inactivation and other technologies. The Company also has rights of first negotiation for the license to any NYBC improvements not otherwise exclusively licensed in the field of viral inactivation for use with certain products, as defined.

     Under the license agreements, the Company is required to pay royalties to the NYBC on the Company's revenues derived from the use of these licenses, as defined. The Company is required to pay aggregate minimum royalties to maintain its exclusive licenses of $1.3 million in fiscal year 2000 and in each year thereafter. Royalty and milestone payments in the amount of $1.4 million, $1.7 and $1.0 million were payable to the NYBC for fiscal years 2000, 1999 and 1998, respectively. If minimum royalties are not paid, as defined for a given country, the NYBC may terminate the license for that country and may terminate other such licenses if the licenses in all covered countries have been individually terminated.

     The NYBC may terminate any license by reasonable notice if the Company fails to cure a breach, conform to government regulations, or sell products within a specified number of years, as defined. Upon termination, all rights revert to the NYBC. The Company is currently in compliance with all such obligations and covenants.

     In February 2000, the Company and the New York Blood Center (NYBC) entered into an agreement to increase the market share of PLAS+SD in the New York area. The agreement provides for marketing support payments to the NYBC through February 2001 based on market penetration and the success of other marketing initiatives by the NYBC. Through fiscal year 2000, the Company had made payments to NYBC totaling $.4 million and accrued $20,000 as of December 30, 2000 for this incentive program. Costs of the program are included in selling, general and administrative expenses in the accompanying statement of operations.

Other Services

     The NYBC sponsors certain scientific research at the Company. The Company has received NYBC payments of $46,000, $45,000 and $96,000 for the fiscal years 2000, 1999 and 1998, respectively, which have been recorded as partner research funding in the accompanying statement of operations.

     Ampersand, a venture capital company and a shareholder of the Company, has provided certain management advisory services to the Company, including the provision of an interim Chief Executive Officer during fiscal 1998. Such services totaled $0.2 million in that year.

     The Company purchased approximately $0.4 million, $0.8 million and $1.1 million of production related materials and supplies from Pall for the fiscal years 2000, 1999 and 1998, respectively.


15.  Supplemental Disclosure of Cash Flow Information

     Information on cash paid for interest and non-cash investing and financing activities are as follows:

                                                                                  2000          1999           1998
                                                                            ----------    ----------     ----------

 Cash paid during the year for interest                                     $1,006,000    $1,022,000     $1,560,000

 Income taxes paid during the year                                              18,000        12,000          7,000

 Non-cash investing and financing activities:

  Capital improvements and equipment costs
    included in property, plant and equipment and
    accounts payable or accrued expenses                                        62,000        45,422        410,000

  Issuance of common stock to New York
    Blood Center in satisfaction of obligation                                      --            --        300,000
  Deferral of Red Cross incentive program cost                                 542,000            --             --

16.     Profit Sharing 401(k) Plan

        Effective January 1, 1995, the Company established a 401(k) Profit Sharing Plan (the "401(k) Plan") which covers substantially all employees. All eligible employees may elect to contribute a portion of their wages to the 401(k) Plan, subject to certain limitations. The Company incurred a contribution of $0.2 million for both fiscal years 2000 and 1999. Employer contributions were not made during the fiscal year ended 1998. The Company adopted the Pentose 401(k) savings plan at the time of the merger. Substantially all of the employees of Pentose are eligible to participate in this plan. The Company incurred a contribution of $15,000 and $1,645 for the Pentose 401(k) Plan for the fiscal years ended 2000 and 1999.

17. Commitments and Contingencies

Lease Commitments

        Future minimum lease payments under non-cancelable operating leases at December 30, 2000 are as follows:
                   2001                                $1,085,000
                   2002                                 1,078,000
                   2003                                 1,109,000
                   2004                                   938,000
                   2005                                   938,000

        The Company leases its office facilities and certain equipment under non-cancelable operating leases. Rent expense was approximately $.9 million in fiscal year 2000 and $.4 million for each of the fiscal years 1999 and 1998.

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

        The Company is involved in various other suits and claims in the ordinary course of business. Management does not believe that the disposition of any such suits and claims will have a material adverse effect upon the results of operations, cash flows or the financial position of the Company.



Ethanol Usage Tax

        The Company uses ethanol as a concentration agent in its plasma fractionation process and in column regeneration for the PLAS+SD process. Ethanol has been purchased by the Company on the assumption that it is entitled to tax-exempt status based on operations and usage in manufacturing. An application to formalize tax-exempt status has been pending before the U.S. Bureau of Alcohol, Tobacco and Firearms (the "Bureau") since 1998. The Bureau has recently initiated its review and has requested the Company to pay ethanol excise tax until a determination is made. On advice of counsel, the Company commenced paying the excise tax in October 2000 while the on-going review is finalized.

        In the event of a determination that the Company is not eligible for tax exemption, the Bureau has advised the Company that it would be entitled to a drawback arrangement for alcohol used in plasma fractionation. The Bureau has initially disallowed drawback on the PLAS+SD process; however, the Company is challenging this decision. Should the Company receive approval for drawback on PLAS+SD in addition to fractionation, it should recover the majority of excise taxes paid and there should be a minimal effect on manufacturing costs. Further, management believes that in the event the Company is not granted tax exempt status but secures drawback rights for PLAS+SD and fractionation, retroactive costs, if any, would not be material to the Company's financial condition, results of operations and cash flows. Failure to receive tax exempt status or to secure drawback rights on both manufacturing processes could have a material adverse effect on the Company's financial condition, results of operations and cash flows. Until the Company is granted either a tax exemption or allowed to file drawback claims, the imposition of the excise tax will result in cash outflows of approximately $0.5 million per month.

        Included in other receivables at December 30, 2000 is $1.6 million, representing the amount paid for which the Company is able to file a drawback claim. The Company is actively working with the Bureau to resolve this matter in the near future.


18.  Quarterly Financial Data (Unaudited, in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
                                                 December              September
Fiscal 2000 Quarter Ended                        30, 2000              30, 2000(2)          July 1, 2000(2)          April 1, 2000

Product sales                                    $  8,477                  $ 8,434                  $ 7,734                $10,800

ARC incentive program                                  --                       --                      666                    565

Partner research funding                            1,538                    1,029                      967                    500
                                                 --------                  -------                  -------                -------
          Net sales                                10,015                    9,463                    9,367                 11,865
Gross margin  from product sales                    1,758                    1,390                    1,137                  4,288
Net loss                                           (4,661)                  (4,963)                  (4,789)                  (568)
Loss per share:
          Basic and diluted                        ($0.23)                  ($0.25)                  ($0.24)                ($0.03)
-----------------------------------------------------------------------------------------------------------------------------------
                                               January 1,               October 2,
Fiscal 1999 Quarter Ended                            2000                  1999(1)             July 3, 1999          April 3, 1999

Product sales                                    $ 11,427                  $10,502                  $ 9,352                $11,142
ARC incentive program                                  --                   (4,500)                      --                     --
Partner research funding                              300                      200                      400                    900
                                                 --------                  -------                  -------                -------

          Net sales                                11,727                    6,202                    9,752                 12,042
Gross margin (loss) from product sales              4,367                     (294)                   4,026                  5,082
Net income (loss)                                 (28,950)                  (5,826)                  (3,168)                   615
Earnings (loss) per share:
          Basic and diluted                        ($1.78)                  ($0.47)                  ($0.25)               $  0.05
----------------------------------------------------------------------------------------------------------------------------------

(1) The Company restated its financial statements for the quarter ended October 2, 1999 to reflect the Red Cross incentive program (see Note 12) costs of $4.5 million. The effect of the restatement was to increase the loss by $4.5 million, or $0.36 per share.

(2) The Company restated its financial statement for the quarters ended July 1, 2000 and September 30, 2000 to reflect the adoption of SAB No. 101 in the fourth quarter of fiscal 2000. The result of the adoption results in a decrease in the amount of partner research funding recognized of $74,000 in the quarter ended July 1, 2000 and a $80,000 decrease in the quarter ended September 30, 2000 (see Note 12).


19.  Subsequent Events (Unaudited)

     Subsequent to year-end, the Company signed a letter of intent to divest its Melville plasma operations. These operations are responsible for producing intermediate plasma fractions and virally inactivated transfusion plasma, PLAS+SD and, subject to successful completion of clinical trials and receipt of FDA marketing approval, will be the manufacturer of Universal PLAS+SD. The total value of the transaction is estimated to be in the range of $34 to $38 million of which approximately $30 million is anticipated to be cash. The closing of the transaction could occur as early as the end of the first fiscal quarter of 2001 and is subject to due diligence, financing, approvals, and final negotiation of terms. Proceeds of the transaction would be used primarily to fund the Company's research and development activities and to retire indebtedness. The Company could recognize a charge upon divestiture of the plasma operations in the range of $5 million
$7 million.

        To improve operating efficiency and to position the Company for the transaction described in the previous paragraph, the Company reduced its Melville plasma operations workforce by 33 employees on March 8, 2001. In connection with the staff reduction, the Company will incur severance and other costs estimated at $0.3 million.

        On March 2, 2001, the Company completed an equity placement of 1,666,667 common shares for $10 million, or $6 per share.